Exhibit 10.1.1

LOAN AND SECURITY AGREEMENT

Dated as of December 18, 2009

by and among

EXAMWORKS, INC. and

its Subsidiaries party hereto,

each as a Borrower,

FIFTH THIRD BANK,

as Administrative Agent, Joint Lead Lender and Joint Arranger

and

BANK OF AMERICA, N.A.,

as Joint Lead Lender and Joint Arranger

LIST OF SCHEDULES, EXHIBITS AND ANNEXES

SCHEDULES

Schedule 4.7	Borrower Locations
Schedule 7.5	Organizational Numbers
Schedule 7.16	Intellectual Property
Schedule 7.22	Broker’s Fees
Schedule 7.28	Intercompany Indebtedness
Schedule 9.1	Certain Permitted Liens
Schedule 9.2	Certain Indebtedness
Schedule 9.11	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Compliance Certificate
Exhibit C	Additional Conditions Precedent for a Term Loan
Exhibit D	Form of Assignment Agreement

ANNEXES

Annex A	Lenders, Pro Rata Shares and Notice Information

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LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 18, 2009, is by and among EXAMWORKS, INC., a Delaware corporation (“Parent”), Crossland Medical Review Services, Inc., a New York corporation, Southwest Medical Examination Services, Inc., a Texas corporation, The Ricwel Corporation, an Ohio corporation, CFO Medical Services, LLC, a New Jersey limited liability company, Diagnostic Imaging Institute, Inc., a Texas corporation, Ricwel of West Virginia, LLC, a West Virginia limited liability company, Pacific Billing Services, Inc., a Texas corporation, Set-Aside Solutions, LLC, a Delaware limited liability company, Marquis Medical Administrators, Inc., a New York corporation, IME Software Solutions, LLC, a Michigan limited liability company, Florida Medical Specialists, Inc., a New Jersey corporation, and the subsidiaries of Parent that may from time to time hereafter become parties hereto (the foregoing, individually and collectively, “Borrower”), the financial institutions that are or may from time to time hereafter become parties hereto (together with their respective successors and assigns, the “Lenders”), FIFTH THIRD BANK, an Ohio banking corporation (in its individual capacity, together with its successors and assigns, “FTB”), as administrative agent for Lenders (together with its successors and assigns, the “Administrative Agent”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “BoA”). FTB and BoA are Joint Lead Lenders and Joint Arrangers.

RECITALS:

     WHEREAS, Borrower has requested that Lenders provide Borrower with certain revolving loans and certain term loans; and

     WHEREAS, such Lenders are respectively willing to make such loans to Borrower, upon the terms and provisions and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans now or hereafter made to or for the benefit of Borrower by Lenders, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

     1. DEFINITIONS.

     1.1 General Terms. When used herein, the following terms shall have the following meanings:

     “Account Debtor” means the Person who is obligated on or under an Account.

     “Accounts” means “accounts” as defined in the Code, including, without limitation, all present and future accounts receivable and other rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

     “Acquisition Agreement” means, individually and collectively as the context requires, each purchase agreement entered into with a Seller in connection with any Acquisition (whether an asset purchase agreement, stock purchase agreement, contribution agreement, merger agreement or otherwise).

     “Acquisition Documents” means, collectively, each Acquisition Agreement, bill of sale, assignment and assumption agreement, real estate contract, special warranty deed, assignment of intellectual property, consulting agreement, management agreement, employment agreement, noncompete agreement, and any and all of the other documents, instruments and agreements executed or delivered in connection therewith or otherwise in connection with any Acquisition, in each case as the same may be amended or modified in conformity with Section 9.15 of this Agreement.

     “Adjusted EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (without duplication) (b) to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense, (ii) net income tax expense (or net expense for franchise taxes in lieu of income taxes), (iii) depreciation, (iv) amortization, (v) if applicable, management fees under any Management Agreement, (vi) any extraordinary loss reasonably approved by Administrative Agent, (vii) reasonable costs and expenses incurred in connection with Acquisitions to the extent such costs and expenses are not capitalized (it being agreed that if capitalized, same are covered by clauses (iii) or (iv) above), (viii) non-cash stock based compensation, (ix) costs and expenses attributable to the Existing Lender Refinancing to the extent such costs and expenses are not capitalized (it being agreed that if capitalized, same are covered by clauses (iii) or (iv) above), and (x) any other non-recurring costs identified in detail in advance in a writing by Borrower and acceptable to Required Lenders; minus (c) any extraordinary gain, each solely for such period and all as determined for Borrower on a consolidated basis in accordance with GAAP. For purposes of calculating Adjusted EBITDA for any period in which an Acquisition occurred, such Acquisition shall be treated as if it had occurred on the first day of the Computation Period.

     “Administrative Agent” means FTB in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all stockholders (who own 15% or more of such Person), members (who own 15% or more of such Person), directors, partners, managers (if such Person is a limited liability company), and executive officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, any Person not involved in any way with a business identified in Section 7.21 hereof that would otherwise be deemed to be an Affiliate of Borrower solely as a result of being an Affiliate of Richard E. Perlman or James K. Price shall not be deemed to be an Affiliate of Borrower for purposes of this Agreement and the other Financing Agreements (other than Ultimate Parent and Manager).

     “Agreement” means this Loan and Security Agreement as the same may be modified, supplemented or amended from time to time.

“Annual Agency Fee” shall have the meaning ascribed to such term in Section 2.17 hereof.

     “Applicable Base Rate Margin” means, (a) with respect to Base Rate Loans that are Revolving Loans, an amount equal to 500 basis points; and (b) with respect to any part of the Term Loan that is a Base Rate Loan, an amount equal to 500 basis points.

     “Applicable Libor Margin” means, (a) with respect to Libor Loans that are Revolving Loans, an amount equal to 550 basis points; and (b) with respect to any part of the Term Loan that is a Libor Loan, an amount equal to 550 basis points.

     “Assignee” shall have the meaning ascribed to such term in Section 12.15 hereof.

     “Assignment Agreement” shall have the meaning ascribed to such term in Section 12.15 hereof.

     “Bank Product Agreements” shall mean those certain agreements entered into from time to time by Borrower with any Lender or any Affiliate of any Lender concerning Bank Products.

     “Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to any Lender or any Affiliate thereof pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

     “Bank Products” shall mean any service or facility extended to Borrower by any Lender or any Affiliate thereof including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Interest Rate Protection Agreements; provided that consistent with Section 8.9 hereof the Deposit Accounts specified therein shall be maintained with FTB and not any other Lender.

     “Base Rate” means the (i) corporate base rate of interest per annum identified from time to time by Administrative Agent, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which Administrative Agent charges its customers on commercial loans plus (ii) Applicable Base Rate Margin. Any change in the Base Rate shall be effective as of the effective date of such change.

     “Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.

     “Blocked Persons Lists” shall have the meaning ascribed to such term in Section 7.25 hereof.

     “Board of Directors” means the board of directors, the board of managers (or, if applicable, sole manager) or the general partner, as applicable, for the particular corporation, limited liability company or partnership.

     “Borrowing Base” means, at any time, without duplication, an amount equal to eighty-five percent (85%) of the face amount (less sales, excise or similar taxes and less, without duplication, discounts, credits and allowances which have knowingly been taken by or granted to or are otherwise claimed by Account Debtors in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by Borrower to Administrative Agent, less the amount, if any, of the Dilution Reserve.

     “Borrowing Date” means a date on which a Libor Loan is made hereunder.

     “Borrowing Notice” shall have the meaning ascribed to such term in Section 2.13 hereof.

     “Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

     “Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance, condemnation proceeds, or the proceeds of assets sold or traded in for assets of equal or better value used in replacement therefore.

     “Capitalized Lease Obligations” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

     “Cash Collateral Account” shall have the meaning ascribed to such term in Section 4.4 hereof.

     “Cash Equivalents” means any of the following:

     (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank (or parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition;

     (iii) commercial paper issued by Administrative Agent, BoA or an Approved Bank or by parent company of Administrative Agent, BoA or an Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

     (iv) fully collateralized repurchase agreements entered into with Administrative Agent, BoA or an Approved Bank covering securities described in clause (i) above;

     (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

     (vi) if applicable, investments in money market funds access to which is provided as part of “sweep” accounts maintained with Administrative Agent or an Approved Bank;

     (vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

     (viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

     “Catch-Up Payments” means, if applicable, the “Catch-Up Payments,” as such term is defined in any Subordination Agreement.

     “CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

     “Change of Control” means that, at any time, (a) prior to any initial public offering of Parent’s stock, (i) Ultimate Parent fails to directly or indirectly own at least thirty-five percent (35%) of the issued and outstanding voting Stock of Parent (which percentage must represent a controlling interest in Parent), (ii) Parent fails to directly or indirectly own all of the issued and outstanding voting Stock of any other Borrower, (iii) a majority of the members of the Board of Directors of Ultimate Parent do not constitute Continuing Directors, or (iv) the Ultimate Parent fails to Control Parent or any other Borrower; and (b) thereafter, (i) Ultimate Parent shall fail to be the largest single shareholder of the issued and outstanding voting Stock of Parent, or (ii) Parent fails to directly or indirectly own all of the issued and outstanding Stock of any other Borrower.

     “Closing Date” means the date hereof.

     “Closing Fee” shall have the meaning ascribed to such term in Section 2.17 hereof.

     “Code” means the Uniform Commercial Code as adopted in the State of Illinois; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

     “Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.

     “Collateral Assignment of Acquisition Agreements” means, individually and collectively as the context requires, any and all Collateral Assignment of Acquisition Agreements by and among Borrower, any Seller and Administrative Agent, as the same may be amended or modified from time to time, which shall provide for an assignment of Borrower's rights under the applicable Acquisition Agreement and other Acquisition Documents in favor of Administrative Agent (including, without limitation, rights to indemnification), all in form and substance reasonably acceptable to Administrative Agent.

     “Collateral Report” shall have the meaning contained in Section 8.1(g) hereof.

     “Commission” means the Securities and Exchange Commission or any other Federal agency administering the Securities Act at any time.

     “Commitments” means, collectively, the Revolving Loan Commitment and the Term Loan Commitment.

     “Computation Period” means a period of four (4) consecutive Fiscal Quarters ending on the last day of a particular Fiscal Quarter.

     “Consolidated Net Income” means, with respect to Borrower for a period, the net income or loss of Borrower as determined on a consolidated basis and in accordance with GAAP as applied on a consistent basis.

     “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either, as applicable, a majority of the Continuing Directors or the Manager, (c) the general partner of Ultimate Parent on the Closing Date, and (d) any other member of the Board of Directors otherwise approved as a Continuing Director by the Required Lenders.

     “Control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.

     “Control Agreement” means, with respect to any deposit account or any other checking, operating and other banking account (other than any zero-balance account) that is not maintained at or with Administrative Agent, a written agreement or document, in form and substance reasonably satisfactory to Administrative Agent, (a) acknowledging and consenting to the security interest of Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) in such deposit account or such other accounts and all cash, checks, drafts, any investment property, and other instruments or writings for the payment of money from time to time therein, (b) confirming such financial institution's or securities or commodities intermediary's agreement to follow the instructions of Administrative Agent with respect to all such cash, checks, drafts, any investment property and other instruments or writings for the payment of money and otherwise provide Administrative Agent with sole dominion and control thereof to give Administrative Agent a first priority perfected Lien therein (for the ratable benefit of Lenders and Administrative Agent), (c) waiving all rights of setoff and banker's or other lien on all items held in any such deposit account or other accounts (other than with respect to payment of customary and reasonable fees and expenses actually incurred for account services), and (d) containing such other reasonable and market terms and conditions reasonably required by Administrative Agent.

     “Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Commitments shall terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing among Borrower, Lenders and Administrative Agent.

     “Current Assets” means all consolidated assets (without duplication) of Borrower (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Borrower as current assets.

     “Current Liabilities” means all liabilities (without duplication) of Borrower that would, in accordance with GAAP, be classified on a consolidated balance sheet of Borrower as current liabilities, provided that Current Liabilities shall not include current maturities of any long-term indebtedness.

     “Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming such event has not been cured within any applicable grace period, if any) mature into an Event of Default.

     “Default Rate” shall have the meaning ascribed to such term in Section 2.8 hereof.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of requested Loans or participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Deposit Accounts” means any deposit, securities, operating, lockbox or cash collateral account (including, without limitation, the Cash Collateral Account), together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.

     “Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior ninety (90) days, that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower's Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period.

     “Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

     “Duly Authorized Officer” means, as applicable, the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller, Treasurer, any Vice-President, and Secretary of Borrower.

     “Eligible Accounts” means those Accounts of Borrower as to which Administrative Agent has a first priority perfected Lien, that comply with all of the representations and warranties of Borrower under this Agreement and the Financing Agreements relating in any way to the Accounts, and that comply with such other terms and conditions as may be specified from time to time by Administrative Agent in its reasonable determination; provided, that the following Accounts of Borrower are not Eligible Accounts: (a) Accounts which remain unpaid more than 120 calendar days from the invoice date (or 90 calendar days from the due date, whichever comes first); (b) all Accounts owing by a single Account Debtor to Borrower, including, without limitation, currently scheduled Accounts, if 25% or more of the balance owing by such Account Debtor to Borrower do not constitute Eligible Accounts by reason of clause (a) above; (c) Accounts with respect to which the Account Debtor is a director, officer, manager, employee, equity holder, or Affiliate of Borrower, including, without limitation, any Account Debtor of which a director, officer, manager or employee is a holder of Stock in Borrower; (d) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Accounts to Administrative Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended; (e) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada or who is not subject to service of process within the continental United States of America or Canada, unless such Accounts are supported by irrevocable letters of credit or other credit support in amount and on terms reasonably satisfactory to Administrative Agent, the proceeds of which are assigned to Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) in a manner satisfactory to Administrative Agent, each in Administrative Agent’s sole determination; (f) Accounts in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or Borrower or Administrative Agent has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount); (g) Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as reasonably determined by Administrative Agent; (h) Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder; (i) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (j) Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right (except customary warranties (including warranties given to Borrower and passed on by Borrower to its customers) given in the ordinary course of business), as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; (k) Accounts that arise out of sales not made in the ordinary course of Borrower’s business; (l) Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect; (m) Accounts that arise out of a contract or order which, by its terms (but excluding terms which are rendered ineffective under Sections 9-406 through 9-409 of the Code), forbids or makes void or unenforceable the assignment thereof by Borrower to Administrative Agent or are unassignable (after taking into account the provisions of 9-406 through 9-409 of the Code) for any other reason; (n) [Intentionally Omitted]; (o) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, to the extent of Borrower’s existing or potential liability to such Account Debtor; (p) Accounts which, if evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument have not been endorsed and/or assigned and delivered to Administrative Agent, or in the case of electronic chattel paper, are not in the control of Administrative Agent, in each case in a manner satisfactory to Administrative Agent; (q) Accounts with respect to which the possession or control of the goods sold giving rise thereto is held, maintained or retained by Borrower for the account of, or subject to, further or future direction from the Account Debtor with respect thereto; (r) Accounts with respect to an Account Debtor that is located in any jurisdiction that has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or Borrower is exempt from filing such report and has provided Administrative Agent with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by Borrower for non-material sums; and (s) Accounts which are subject to any counterclaim, credit, trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto (but only to the extent of such counterclaim, credit, discount, allowance, rebate or adjustment); provided, further, an Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements for eligibility, shall forthwith on the next Schedule of Accounts cease to be an Eligible Account, and further, with respect to any Account, if Administrative Agent at any time hereafter reasonably determines that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to Borrower.

     “Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.

     “Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, to Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other Person, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the Property of Borrower that could reasonably result in Borrower incurring a material liability or which could reasonably have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could reasonably result in Borrower incurring a material liability or which could reasonably have a Material Adverse Effect.

     “Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by Borrower.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

     “ERISA Affiliate” means any corporation, trade or business, which together with Borrower would be treated as a single employer under Section 4001 of ERISA.

     “Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.

     “Excess Availability” means a calculation of the amount available for borrowing pursuant to the Borrowing Base hereunder, less all Revolving Loans then outstanding.

     “Excess Cash Flow” means for any period (a) Borrower’s Net Income before Interest Expense, income taxes (or franchise taxes in lieu of income taxes), depreciation and amortization in such period, minus (b) Capital Expenditures (other than Capital Expenditures funded with the proceeds of purchase money Indebtedness (excluding from such purchase money Indebtedness, for the avoidance of doubt, the Revolving Loans) or with Capitalized Lease Obligations) made in such period, minus (c) all cash interest payments on Indebtedness and all scheduled principal payments of Indebtedness for such period (but excluding from this clause (c), for the avoidance of doubt, any mandatory prepayments under Section 2.16 or Section 2.20), minus (d) any actual tax payments made by Borrower in such period, minus (e) any costs attributable to the Existing Lender Refinancing or the closing of the initial Loan hereunder that are accrued as of the Closing Date; provided that such costs are not paid from proceeds of the issuance of any shares of Stock or from the proceeds of any Term Loan, minus (f) if applicable, all Management Fee Distributions during such period.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     “Excluded Collateral” means, collectively, (i) any permit or license of Borrower (a) that prohibits or requires the consent of any Person other than Borrower’s Affiliates as a condition to the creation by Borrower of a Lien on any right, title or interest in such permit or license, or (b) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (a) and (b) to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or by any other requirement of law or required consent is not obtained (and immediately upon the lapse, termination, unenforceability or ineffectiveness of any such prohibition or grant of such required consent, the Collateral shall include, and Borrower shall be deemed to have automatically granted a security interest in, all such permits, licenses or contractual obligations no longer subject to such prohibition or required consent), (ii) fixed or capital assets owned by Borrower that are subject to a purchase money Lien or a capitalized lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capitalized lease) prohibits or requires the consent of any Person other than Borrower’s Affiliates as a condition to the creation of any other Lien on such fixed or capital asset (and immediately upon the lapse, termination, unenforceability or ineffectiveness of any such prohibition or grant of such required consent, the Collateral shall include, and Borrower shall be deemed to have automatically granted a security interest in, all such fixed or capital assets no longer subject to such prohibition or required consent), (iii) any accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower (collectively, the “Excluded Deposit Accounts”), (iv) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed and has been accepted), and (v) amounts deposited in escrow pursuant to Acquisition Documents; provided, however, that “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements thereof (unless such proceeds, products, substitutions or replacements, would otherwise constitute Excluded Collateral).

     “Existing Lender Refinancing” means the refinancing of all Indebtedness owed to the Existing Lender from the proceeds of a portion of the Loans.

     “Existing Lender” means BoA.

     “Existing Sellers” means Lawjess Partners, Ltd., Susan Kaplan and John F. Moran, Jr.

     “FASB” means the Financial Accounting Standards Board, and any successor thereto.

     “Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, loan agreements, security agreements, promissory notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledge agreements, powers of attorney, lockbox agreements, deposit account control agreements, intellectual property security agreements, loss payable endorsements, perfection certificates, consents, assignments, collateral assignments, reimbursement agreements, letter of credit documents, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written documentation (including, without limitation, the Revolving Credit Notes, the Term Loan Notes, the Pledge Agreements, the Intellectual Property Security Agreement, any Subordination Agreement, any Control Agreement, any Landlord Waiver and any Collateral Assignment of Acquisition Agreements), and any Bank Product Agreement or Interest Rate Protection Agreement at any time applicable, in each case evidencing, securing or relating to any of the Loans or the other Liabilities, whether heretofore, now, or hereafter executed by or on behalf of Borrower, Parent, Ultimate Parent, any Affiliate thereof, or any other Person, and delivered to or in favor of Administrative Agent, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time, in accordance with the terms hereof and thereof.

     “Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

     “Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

     “Fixed Charge Coverage Ratio” means, (a) Free Cash Flow divided by (b) Fixed Charges, all as determined on a consolidated basis for Borrower in accordance with GAAP as applied on a consistent basis.

     “Fixed Charges” means for any period, the sum of, without duplication, (a) cash Interest Expense, plus (b) scheduled or required payments of principal on Indebtedness of Borrower (but excluding from this clause (b), for the avoidance of doubt, any mandatory prepayments under Section 2.16 or Section 2.20), plus (c) scheduled or required payments by any Borrower to any Person under any non-compete agreement in connection with an Acquisition, each as paid or payable for such period and all as determined for Borrower on a consolidated basis in accordance with GAAP.

     “Free Cash Flow” means, for any period, (a) Adjusted EBITDA, less (b) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Lease Obligations to the extent permitted hereunder), less (c) income taxes (or franchise taxes paid in lieu of income taxes) paid in cash and dividends paid in cash by Borrower, to the extent permitted hereunder, less (d) if applicable, Management Fee Distributions, to the extent permitted hereunder and under the Subordination Agreement, all as determined for Borrower on a consolidated basis in accordance with GAAP as applied on a consistent basis.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

     “General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, domain names, websites, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations that are associated with the operation of Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, commercial tort claims, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.

     “Governmental Authority” means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing, securing, or otherwise providing assurances of the payment of any Indebtedness of any other Person, including: (a) any Lien on any asset of such Person securing any such Indebtedness (and without regard to whether such Person has assumed personal liability with respect thereto); and (b) any obligation, direct or indirect, contingent or otherwise, of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreements to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial condition, or otherwise); (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); or (iii) as a partner, joint venture, or manager of any partnership or other entity with respect to the Indebtedness of such entity; provided that the term

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

     “Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money (including, without limitation, the Liabilities), (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capital Lease Obligations or conditional sale or other title retention agreement with respect to property used or acquired by such Person even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, (d) all obligations for the deferred purchase price for property or services but excluding trade payables and accrued expenses in each case incurred in the ordinary course of business and excluding any working capital adjustments under any Acquisition Agreement and excluding amounts represented by any escrows under any Acquisition Document, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) equity securities of such Person which are mandatorily redeemable by such Person unless such redemption rights are made subject to any restrictions on redemption set forth in this Agreement or any other Financing Agreement, and (h) all obligations of others of the type specified in (a) through (g) above that are Guaranteed by such Person.

     “Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.

     “Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement of even date herewith made by Borrower in favor of Administrative Agent.

     “Interest Expense” means the total interest obligations of Borrower on all Indebtedness of Borrower in accordance with GAAP, including, without limitation, the interest component of Capital Lease Obligations.

     “Interest Rate Protection Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement or any other so-called “swap” agreement, or similar arrangement currently existing or entered into at any time (if any) with the intent of protecting against fluctuations in interest rates, between Borrower and any Lender or Affiliate of any Lender relating to any of the Liabilities, as the same may be modified, supplemented or amended from time to time, and includes, without limitation, the Outstanding BoA Swap Contract.

     “Interim Period” means the period from and including November 5, 2009 through and including the Closing Date.

     “Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of Borrower, wheresoever located, whether now owned or hereafter acquired by Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by Borrower.

     “Issued BoA L/Cs” means, collectively, (a) that certain irrevocable standby letter of credit issued by BoA for the account of the Parent, with 4 Becker SPE LLC as the beneficiary thereof, in the original principal amount of $190,000.00; and (b) that certain irrevocable standby letter of credit issued by BoA for the account of Crossland Medical Review Services Inc., with 6901 Jericho, LLC as the beneficiary thereof, in the amounts of $30,000.00.

     “Issuing Lender” means the Administrative Agent or any other Lender in their respective capacity as an issuer of Letters of Credit, on behalf of the Lenders, hereunder, and its successors and assigns in such capacity, and “Issuing Lenders” shall mean all such Lenders, in their capacity as issuers of Letters of Credit, collectively.

     “Landlord Waiver” means any landlord waiver agreement, collateral access or other similar agreement entered into by the applicable landlord and Borrower at any time at the reasonable request by Administrative Agent relating to any real estate leased by Borrower, in each case in form and substance reasonably satisfactory to Administrative Agent.

     “L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

     “L/C Fee” has the meaning ascribed to such term in Section 2.19 hereof.

     “Letter of Credit” means any commercial or standby letter of credit which is issued by an Issuing Lender at the request of and for the account of Borrower in accordance with the terms of this Agreement and shall include, without limitation, the Issued BoA L/Cs.

     “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively and individually, any application therefor and any other agreements, instruments or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the (a) the rights and obligations of the parties concerned or at the risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

     “Letter of Credit Obligations” means, at any time and without duplication, the sum of (a) the aggregate undrawn face amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Lender has not at such time been reimbursed (either by Borrower or by a Revolving Loan).

     “Liabilities” means any and all of Borrower’s liabilities, obligations and Indebtedness to Administrative Agent, Issuing Lender and Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, reimbursement obligations, fees, costs, expenses, and/or indemnification, and obligations of performance, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding), in any way arising or existing under or pursuant to this Agreement (whether relating to the Revolving Loans, the Letters of Credit, the Term Loans, Bank Product Obligations, or otherwise) or the other Financing Agreements relating directly or indirectly to this Agreement to which Borrower is a party (including, without limitation, any Interest Rate Protection Agreement, the Issued BoA L/Cs and the Outstanding BoA Swap Contract), and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

     “Libor Base Rate” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Libor Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Libor Interest Period (or three Business Days prior to the commencement of such Libor Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as the Libor Base Rate is otherwise determined by Administrative Agent in its sole and absolute discretion consistent with the foregoing. Administrative Agent’s determination of the Libor Base Rate shall be conclusive, absent manifest error. For all purposes of this Agreement, under no circumstances at any time shall the Libor Base Rate be less than two hundred (200) basis points.

     “Libor Interest Period” means, with respect to a Libor Loan, a period of thirty (30), sixty (60), or ninety (90) days commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Libor Interest Period shall end on (but exclude) the day which corresponds numerically to the date thirty (30), sixty (60), or ninety (90) days thereafter; provided, however, that if a Libor Interest Period would otherwise end on a day that is not a Business Day, such Libor Interest Period shall end on the next succeeding Business Day; provided, further, that if such next succeeding Business Day occurs after the applicable period, such Libor Interest Period shall end on the immediately preceding Business Day.

     “Libor Loan” means a Loan which bears interest at a Libor Rate.

     “Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.

     “Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor. For the avoidance of doubt, operating leases under GAAP shall not constitute Liens.

     “Loan Account” shall have the meaning ascribed to such term in Section 2.6 hereof.

     “Loans” means, individually, either a Revolving Loan or a Term Loan, as applicable, and collectively, the Revolving Loans, the Term Loans, and any and all other advances made by Lenders (or, if applicable, Administrative Agent) to Borrower pursuant to the terms of this Agreement.

     “Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

     “Management Agreement” means that certain Monitoring Fee Agreement dated as of July 14, 2008, by and between Parent and Manager, as amended by that certain Letter Agreement dated May 28, 2009 between the Parent and the Manager.

     “Management Fee Distributions” means payment of management fees in cash pursuant to and in accordance with the Management Agreement (until its termination as provided in Section 9.15 hereof); provided, that payment of such fees shall (a) at all times be subject to the Subordination Agreement and (b) under no circumstance, exceed the Management Fees Cap.

     “Management Fees Cap” means, for each calendar year, an amount equal to (a) five percent (5%) of Adjusted EBITDA of Borrower plus (b) any Catch-Up Payments relating solely to management fees during such year that are permitted pursuant to and paid in accordance with the applicable Subordination Agreement.

     “Manager” means Compass Partners, L.L.C., a New York limited liability company, which is the general partner of the Ultimate Parent.

     “Material Adverse Change” or “Material Adverse Effect” means any change, event, action, condition or effect which, individually or in the aggregate, (a) impairs the legality, validity or enforceability in any material respect of this Agreement or any Financing Agreement, (b) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) in the Collateral or any other assets pledged in favor of Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) to secure the Liabilities or any portion thereof (subject only to the Permitted Liens), or (c) materially and adversely affects the business, assets, operations, performance, or condition (financial or otherwise) of Borrower, taken as a whole, or the ability of Borrower, taken as a whole, to repay the Liabilities when due or declared due and perform Borrower’s obligations under this Agreement and the other Financing Agreements to which it is a party.

     “Maximum Facility” means Fifty-Five Million Dollars ($55,000,000).

     “Maximum Revolving Facility” means, at any time, an amount equal to Five Million Dollars ($5,000,000).

     “Maximum Term Facility” means, at any time, an amount equal to Fifty Million Dollars ($50,000,000).

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

     “Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by Borrower from or in respect of such transaction or event (including cash proceeds of any non-cash proceeds of such transaction), less: (a) any out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) paid to a Person that are reasonably and actually incurred by Borrower solely in connection therewith and (b) in the case of an asset disposition, the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such asset disposition and any taxes paid or reasonably estimated by Borrower to be payable by such Person in respect of such asset disposition; provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall, promptly upon determination thereof, constitute Net Cash Proceeds.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Outstanding BoA Swap Contract” means that certain letter agreement (i.e., Interest Rate Protection Agreement) dated as of July 23, 2008 between Parent and BoA.

     “Paid In Full” means indefeasible payment in full in cash of the Liabilities (other than contingent indemnification obligations for which no claim has been asserted (formally or informally)) and termination of the Commitments in accordance with the terms and conditions of this Agreement.

     “Parent” shall have the meaning ascribed to such term in the Preamble hereto.

     “Participant” shall have the meaning ascribed to such term in Section 12.15 hereof.

     “Patriot Act” shall have the meaning ascribed to such term in Section 12.23 hereof.

     “PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.

     “Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or Governmental Authority.

     “Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

     “Pledge Agreements” means, collectively, (a) that certain Pledge Agreement of even date herewith made by Ultimate Parent in favor of Administrative Agent (the “Ultimate Parent Pledge Agreement”), and (b) that certain Pledge Agreement of even date herewith by Parent in favor of Administrative Agent (the “Parent Pledge Agreement”) with respect to all other Borrowers and to which future Subsidiaries of Parent shall become a party in connection with any Acquisition, each in form and substance reasonably satisfactory to Administrative Agent, as each may be amended, restated, supplemented or otherwise modified from time to time.

     “Pledgors” means, collectively, Ultimate Parent and Parent, each in its capacity as the pledgor under their respective Pledge Agreement.

     “Prepayment Determination Amount” means an amount equal to (a) the outstanding principal amount of the Term Loan immediately prior to the Liabilities being Paid In Full plus (b) the Maximum Revolving Facility (excluding from such determination any voluntary reduction in the Revolving Loan Commitment pursuant to Section 2.4 hereof; provided, however, any such reduction within ninety (90) days of the date the Liabilities are Paid In Full shall not reduce the Maximum Revolving Facility for purposes of this definition).

     “Prepayment Premium” means, if the Liabilities are Paid In Full prior to the Stated Maturity Date, (a) three percent (3%) of the Prepayment Determination Amount if such prepayment occurs on or prior to the one (1) year anniversary of the Closing Date; (b) two percent (2%) of the Prepayment Determination Amount if such prepayment occurs after the one year anniversary of the Closing Date but on or prior to the two (2) year anniversary of the Closing Date; and (c) zero percent (0%) of the Prepayment Determination Amount on and after the second anniversary of the Closing Date; provided, however, the foregoing Prepayment Premium shall not apply if the Liabilities are Paid In Full from a refinancing or payment in connection with an initial public offering of Borrower.

     “Pro Rata Share” means with respect to a Lender’s obligation to make any Loan hereunder and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (a) such Lender’s outstanding Loans and unused Commitments, by (b) the aggregate outstanding Loans and unused Commitments of all Lenders.

     “Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.

     “Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower.

     “Rate Option” means, as applicable, the Libor Rate or the Base Rate.

     “Register” shall have the meaning ascribed to such term in Section 12.15 hereof.

     “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

     “Required Availability” means, as determined on the Closing Date, Excess Availability plus cash and Cash Equivalents of Borrower.

     “Required Lenders” means, as of any date of determination, Lenders, the total of whose outstanding Loans and unused Commitments exceeds fifty percent (50%) of the outstanding Loans and unused Commitments of all Lenders entitled to vote hereunder and, at any time that there are three (3) or fewer Lenders hereunder, a minimum of two (2) Lenders whose outstanding Loans and unused Commitments exceeds fifty percent (50%) of the outstanding Loans and unused Commitments of all Lenders entitled to vote hereunder; provided that the commitments of, and the portion of the Liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

     “Restricted Agreement” means, collectively, the material Acquisition Documents, the Management Agreement, the Ultimate Parent Limited Liability Partnership Agreement, and the Organizational Documents of Borrower and Ultimate Parent.

     “Revolving Credit Notes” shall have the meaning ascribed to such term in Section 2.1 hereof.

     “Revolving Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.

     “Revolving Loans” shall have the meaning ascribed to such term in Section 2.1 hereof.

     “S&P” means Standard & Poor’s Rating Group.

     “Schedule of Accounts” means an aged trial balance and reconciliation to the Borrowing Base in form and substance reasonably satisfactory to Administrative Agent (which may at Administrative Agent’s discretion include copies of original invoices) listing the Accounts of Borrower, certified on behalf of Borrower by a Duly Authorized Officer, to be delivered on a monthly basis to Administrative Agent and Lenders by Borrower pursuant to Section 8.1(d) hereof.

     “Schedule of Accounts Payable” means an aged Schedule of Borrower’s accounts payable in form and substance reasonably satisfactory to Administrative Agent listing each and every account payable of Borrower, certified on behalf of Borrower by a Duly Authorized Officer, to be delivered on a monthly basis to Administrative Agent and Lenders by Borrower pursuant to Section 8.1(h) hereof.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

     “Seller” means each seller or selling Person involved with an Acquisition.

     “Senior Funded Debt” means all outstanding Liabilities of Borrower, as determined for Borrower on a consolidated basis in accordance with GAAP (other than outstanding principal amounts under the Revolving Loan Commitment); provided, however, notwithstanding any provision of GAAP to the contrary, Senior Funded Debt shall include the face amount of any promissory notes (or, if amounts previously paid on any promissory note cannot be reborrowed, the outstanding principal balance of any such promissory note) and other instruments evidencing Indebtedness (including without limitation, any promissory note) of Borrower on a consolidated basis, other than outstanding principal amounts of Subordinated Debt; provided further, however, that Senior Funded Debt shall not include obligations with respect to any Letter of Credit or Interest Rate Protection Agreement.

     “Senior Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) Senior Funded Debt as of the last day of such Computation Period to (b) Adjusted EBITDA for the applicable Computation Period, all as determined for Borrower on a consolidated basis in accordance with GAAP.

     “Stated Maturity Date” means with respect to the Revolving Loan Commitment, December 18, 2012, and with respect to the Term Loan Commitment, December 18, 2012.

     “Stock” means all shares, units, membership interests, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

     “Subordinated Debt” means any and all Indebtedness owing by Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to Administrative Agent in its sole and absolute determination (and with the amount, pricing, maturity and other related terms and conditions of all such Indebtedness being reasonably satisfactory to Administrative Agent, including, without limitation, the obligation of Borrower to make any payments to (a) Manager pursuant to the Management Agreement (including payment of any management fee), (b) to a third party providing unsecured subordinated or mezzanine Indebtedness to Borrower, or (c) a Seller pursuant to the terms of an unsecured promissory note.

     “Subordination Agreement” means any subordination agreement pursuant to which Indebtedness owing by Borrower to a third party is subordinated to the Liabilities in writing on terms and conditions satisfactory to Administrative Agent in its sole and absolute determination, and includes, without limitation, (a) that certain Subordination Agreement of even date herewith by and among Manager, Borrower, and Administrative Agent relating to the payment of management fees pursuant to the Management Agreement, (b) any subordination and intercreditor agreement with a third party providing unsecured subordinated or mezzanine Indebtedness to Borrower, and (c) any subordination agreement with a Seller (including, without limitation, the Existing Sellers), in each case, as modified, supplemented or amended from time to time, which must each be in form and substance reasonably acceptable to Administrative Agent.

     “Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, limited liability partnership or other entity of which such Person owns, directly or indirectly, such number of outstanding Stock as have more than 50.1% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company, limited liability partnership or other entity.

     “Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.

     “Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.

     “Term Draw Fee” shall have the meaning ascribed to such term in Section 2.17 hereof.

     “Term Loans” shall have the meaning ascribed to such term in Section 2.3 hereof.

     “Term Loan Commitment” shall have the meaning ascribed to such term in Section 2.3 hereof.

     “Term Loan Notes” shall have the meaning ascribed to such term in Section 2.3 hereof.

     “Total Funded Debt” means all Indebtedness of Borrower (other than outstanding principal amounts under the Revolving Loans and preferred equity whether or not classified as Indebtedness), as determined for Borrower on a consolidated basis in accordance with GAAP; provided, however, notwithstanding any provision of GAAP to the contrary, Total Funded Debt shall include the face amount of any promissory notes (or, if amounts previously paid on any promissory cannot be reborrowed, the outstanding principal balance of any such promissory note) and other instruments evidencing Indebtedness (including, without limitation, any promissory note) of Borrower on a consolidated basis; provided further, however, that Total Funded Debt shall not include obligations with respect to any Letter of Credit or Interest Rate Protection Agreement.

     “Total Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) the aggregate unpaid principal Total Funded Debt as of the last day of such Computation Period to (b) Adjusted EBITDA for the applicable Computation Period, all as determined for Borrower on a consolidated basis in accordance with GAAP.

     “Ultimate Parent” means ExamWorks Holdings LLLP, a Georgia limited liability limited partnership.

     “Ultimate Parent Limited Liability Partnership Agreement” means the Limited Liability Partnership Agreement of Ultimate Parent dated July, 2007, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 9.15 hereof.

     “Unused Line Fee” means, collectively, the sum of: (a) 0.50% per annum times the amount by which the Revolving Loan Commitment exceeds the average daily balance of the Revolving Loans, and

(b) 0.50% per annum times the amount by which the Term Loan Commitment exceeds the average daily balance of the Term Loans.

     “Working Capital” shall mean as of any date, the aggregate Current Assets at such date minus the Current Liabilities at such date.

     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by Borrower’s certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 9.12 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenants; provided, that Borrower and Required Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made.

     1.3 Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

     1.4 Other Interpretive Provisions.

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

     (b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (c) The term “including” is not limiting, and means “including, without limitation”.

     (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

     2. COMMITMENTS; INTEREST; FEES.

     2.1 Revolving Loans. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Lender, severally and for itself alone, agrees to make such Lender’s Pro Rata Share of revolving loans (such revolving loans collectively called “Revolving Loans” and individually called a “Revolving Loan”) to

Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of Revolving Loans outstanding at any time to Borrower does not exceed the lesser of: (i) the Maximum Revolving Facility at such time; and (ii) the Borrowing Base at such time minus any reserves established by Administrative Agent pursuant to Section 2.1(c) hereof, in each case, if at any time applicable, minus all Letter of Credit Obligations. Borrower shall have the right to repay and reborrow any of the Revolving Loans without premium or penalty (subject to Section 3.4 hereof); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Sections 5.1 and 5.3 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such Reborrowing Date (unless such representation or warranty is made as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date). Lenders’ commitment hereunder to make Revolving Loans is hereinafter called the “Revolving Loan Commitment”. The failure of any Lender to make a requested Revolving Loan on any date shall not relieve any other Lender of its obligation to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender.

     (b) Subject to Section 2.13 for Libor Loans, each advance to Borrower under this Section 2.1 shall be in integral multiples of One Hundred Thousand Dollars ($100,000) and shall, on the day of such advance, be deposited, in immediately available funds, in Borrower’s demand deposit account with Administrative Agent, or in such other account as Borrower may, from time to time, designate in writing with Administrative Agent’s approval.

     (c) Borrower acknowledges and agrees that Administrative Agent may from time to time, upon five (5) calendar days notice, (i) decrease the advance rates with respect to Eligible Accounts in Administrative Agent’s reasonable discretion (exercised in good faith), and/or (ii) establish reserves against the Borrowing Base and the Eligible Accounts in Administrative Agent’s reasonable discretion.

     (d) The Revolving Loans shall be evidenced by a separate promissory note (hereinafter, as the same may be amended, restated, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Notes”), duly executed and delivered by Borrower, in form and substance reasonably satisfactory to Administrative Agent and Lenders, with appropriate insertions, dated the Closing Date, jointly and severally payable to each Lender, respectively (and such Lender’s permitted registered assigns) in the principal amount equal to such Lender’s Pro Rata Share of the Maximum Revolving Facility. THE PROVISIONS OF THE REVOLVING CREDIT NOTES NOTWITHSTANDING, THE PRINCIPAL AMOUNT OF THE REVOLVING LOANS TOGETHER WITH ANY REMAINING ACCRUED INTEREST THEREON THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

     (e) Accrued interest on the Revolving Loans shall be due and payable and shall be made by Borrower to Administrative Agent for the pro rata benefit of Lenders in accordance with Section 2.8 hereof. Interest payments on the Revolving Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.

     2.2 Letters of Credit.

     (a) On the terms and subject to the conditions set forth in this Agreement (and any other reasonable documentation required by the applicable Issuing Lender for the benefit of Lenders from Borrower in connection with the issuance of any Letter of Credit, such as a master letter of credit agreement or other Letter of Credit Documents), and provided there does not then exist a Default or an Event of Default, Issuing Lender (on behalf of Lenders, on a Pro Rata Share basis) agrees to issue for the account of Borrower Letters of Credit from the Revolving Loan Commitment during the period commencing on the Closing Date and continuing up until the Credit Termination Date of such stated amounts as Borrower may from time to time request, but not exceeding, in the aggregate at any time, the lesser of (i) the Borrowing Base, minus (x) any reserves established by Administrative Agent pursuant to Section 2.1(c) hereof, (y) the outstanding aggregate principal amount of the Revolving Loans and (z) all Letter of Credit Obligations, and (ii) an amount to be mutually agreed upon between Borrower, Required Lenders and Administrative Agent. The Letters of Credit must be in form and substance reasonably acceptable to Issuing Lender. Borrower shall promptly and duly execute and deliver any other customary documentation reasonably required by Administrative Agent, Issuing Lender or Lenders in connection with the issuance of any such Letter of Credit. The expiration date on any Letter of Credit will not be more than one (1) year from the date of issuance for such Letter of Credit and not later than the date that is five (5) Business Days prior to the Credit Termination Date.

     (b) Borrower shall, without duplication of amounts provided for in Section 2.19, jointly and severally reimburse each Issuing Lender, Administrative Agent and each Lender, immediately upon demand, for any payments made by such Lender, Issuing Lender or Administrative Agent to any Person with respect to any Letter of Credit and for any other customary fees and charges and reasonable out-of-pocket costs, fees and expenses incurred by Issuing Lender, Administrative Agent or any Lender in connection with the application for, issuance of, administration of, or amendment to any Letter of Credit and, until Issuing Lender or Administrative Agent for benefit of Lenders is so reimbursed by Borrower, such payments will be deemed to be Revolving Loans. Without limiting the generality of the foregoing, Administrative Agent or Issuing Lender, at its sole discretion, may deduct, or require Administrative Agent to deduct, any such amounts due and owing from any account of Borrower with Administrative Agent.

     (c) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the other Lenders, the Issuing Lender hereby grants to each other Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Pro Rate Share (deemed as if being a Revolving Loan) of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, counterclaim, defense, abatement, withholding or reduction whatsoever.

     (d) In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rate Share of each L/C Disbursement made by the Issuing Lender promptly upon the request of such Issuing Lender (made through the Administrative Agent) at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason. Each such payment shall be made in the same manner as provided herein with respect to Revolving Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrowers pursuant to this Section 2.2, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the other Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such L/C Disbursement.

     (e) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse the Issuing Lender in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 1:00 p.m., Chicago time, on (A) the Business Day that Parent receives notice of such L/C Disbursement, if such notice is received prior to 12:00 noon, Chicago time, or (B) the Business Day immediately following the day that Parent receives such notice, if such notice is not received prior to such time. If Borrower fails for any reason to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rate Share thereof, and upon the written request (which may be by e-mail) of the Issuing Lender, each other Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rate Share thereof in accordance herewith.

     (f) The obligations of Borrower with respect to any Letter of Credit issued pursuant to this Agreement are absolute, unconditional and irrevocable and shall be payable and performed strictly in accordance with the terms of this Agreement and the Letter of Credit under all circumstances whatsoever, including, without limitation, (i) any lack of validity or enforceability of any Letter of Credit, any other Letter of Credit Document or any Financing Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or any payment by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any bankruptcy, reorganization or other insolvency law, (iv) the existence of any claim, counterclaim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to Borrowers’ obligations hereunder, (vi) any amendment or waiver of or consent to any departure from any or all of the Financing Agreements, (vii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith, (viii) the existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Financing Agreement, or any unrelated transaction, (ix) the insolvency of any Person issuing any documents in connection with any Letter of Credit, (x) any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit, (xi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit, (xii) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code, (xiii) any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Lender, and (xiv) any other circumstances arising from causes beyond the control of the Issuing Lender; except, in each case above, as result from the gross negligence or willful misconduct of Issuing Lender.

     (g) Issuing Lender will, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment by the beneficiary under any Letter of Credit issued by Issuing Lender to ascertain that the same appear on their face to be in conformity with the terms and conditions of such Letter of Credit. If, after examination, Issuing Lender has determined that a demand for payment under such Letter of Credit does not conform to the terms and conditions of such Letter of Credit, then Issuing Lender will, as soon as reasonably practicable, give notice to the beneficiary to the effect that negotiation was not in accordance with the terms and conditions of such Letter of Credit, stating the reasons therefor and that the relevant document is being held at the disposal of such beneficiary or is being returned to such beneficiary, as Issuing Lender may elect. The beneficiary may attempt to correct any such nonconforming demand for payment under such Letter of Credit if, and to the extent that, such beneficiary is entitled (without regard to the provisions of this sentence) and able to do so. If Issuing Lender determines that a demand for payment under such Letter of Credit conforms to the terms and conditions of such Letter of Credit, then Issuing Lender, on behalf of the Lenders, will make payment to the beneficiary in accordance with the terms of such Letter of Credit. Issuing Lender has the right to require the beneficiary to surrender such Letter of Credit to Issuing Lender on the stated expiration date of such Letter of Credit.

     (h) As between Borrower, Administrative Agent, Issuing Lenders and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications, none of Administrative Agent, Issuing Lenders nor Lenders will be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; provided, however, that the applicable Issuing Lender will examine such documents to insure conformity thereof with any demand for payment; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, except to the extent arising out of such Issuing Lender’s gross negligence or willful misconduct; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, except to the extent arising out of such Issuing Lender’s gross negligence or willful misconduct; (vi) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) for any consequences arising from causes beyond the control of Administrative Agent, Issuing Lenders or Lenders, including, without limitation, any acts by governmental authorities. In furtherance of the foregoing, and without limiting the generality thereof, Borrower agrees to and shall jointly and severally indemnify and hold harmless Administrative Agent, Issuing Lenders and each Lender (and each of its directors, stockholders, officers, employees, agents, successors, assigns and affiliates) from and against each and every claim, loss, cost, expense and liability which might arise against Administrative Agent, any Issuing Lender or such Lender (or any such other Person) arising out of or in connection with any Letter of Credit or otherwise by reason of any transfer, sale, delivery, surrender or endorsement of any bill of lading, warehouse receipt or other document held by Administrative Agent or any Issuing Lender or for its account, except solely to the extent arising out of Administrative Agent’s or such Issuing Lender’s gross negligence or willful misconduct. None of the above affects, impairs or prevents the vesting of any of Administrative Agent’s, each Issuing Lender’s or Lenders’ rights or powers under this Agreement or Borrower's obligation to make reimbursement.

     (i) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

     (i) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

     (ii) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

     (iii) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is to be denominated in a currency other than Dollars;

     (iv) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

     (v) any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

     (j) Without in any way negating Sections 2.2(c) and (d) hereof, BoA shall be under no obligation, as Issuing Lender hereunder, to issue any Letters of Credit after the Closing Date, and any Letters of Credit issued by BoA on or after the date hereof may be made in its sole and absolute discretion.

     2.3 Term Loans. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Lender, severally and for itself alone, agrees to make one or more term loans in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request from Administrative Agent (such term loans collectively called “Term Loans” and individually called a “Term Loan”) to Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of Term Loans outstanding at any time to Borrower does not exceed the Maximum Term Facility; provided, however, that each Term Loan used for an Acquisition shall be limited to 2.25 multiplied by the target Seller’s Adjusted EBITDA for the most recent twelve-month period for which financial statements are available. As scheduled payments of principal are made in immediately available funds by Borrower pursuant to Section 2.3(b) or Section 2.16 hereof, Borrower shall have the right to reborrow any of the Term Loans (subject to Section 3.4 hereof) in an amount equal to the aggregate amount of principal payments made by Borrower pursuant to Section 2.3(b) and Section 2.16 hereof, but in no event shall the aggregate principal amount of all Term Loans (whether initial borrowings or reborrowings) outstanding at any time exceed the Maximum Term Facility; provided, however, that it shall be a condition precedent to any reborrowing that as of the Reborrowing Date all of the conditions to borrowing set forth in Sections 5.1 and 5.3 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such Reborrowing Date (unless such representation or warranty is made as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date).

Lenders commitment hereunder to make Term Loans is hereinafter called the “Term Loan Commitment”. The initial amount of each Lender’s commitment to make Term Loans is set forth on Annex A attached hereto. The failure of any Lender to make a requested Term Loan on any date shall not relieve any other Lender of its obligation to make a Term Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Term Loan to be made by such other Lender.

     (b) The principal balance of the Term Loans shall be amortized over five (5) years and shall be jointly and severally repaid by Borrower in consecutive monthly installments, each payable on the first day of each calendar month, commencing on July 1, 2010, equal to one sixtieth (1/60th) of the principal outstanding as of June 30, 2010 plus 1/60th of any additional Term Loans thereafter made hereunder, plus accrued interest. Interest payments shall be made in accordance with Section 2.8 hereof, with a final installment of the aggregate unpaid principal balance of the Term Loans, together with interest accrued thereon, payable on the Credit Termination Date. Interest payments on the Term Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loans. Upon maturity, the outstanding principal balance of the Term Loans shall be immediately due and payable, together with any remaining accrued interest thereon, to Administrative Agent for the pro rata benefit of Lenders by Borrower. As between Lenders, each Lender shall receive such Lender’s Pro Rata Share of the amount of each installment paid on the applicable Term Loans.

     (c) The Term Loans shall be evidenced by a separate promissory note (hereinafter, as the same may be amended, restated, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Term Loan Notes”), duly executed and delivered by Borrower, in form and substance reasonably satisfactory to Administrative Agent and Lenders, with appropriate insertions, dated the Closing Date, jointly and severally payable to each Lender, respectively (and such Lender’s permitted registered assigns) in the principal amount equal to such Lender’s Pro Rata Share of the Maximum Term Facility. THE PROVISIONS OF THE TERM LOAN NOTES NOTWITHSTANDING, THE PRINCIPAL AMOUNT OF THE TERM LOANS TOGETHER WITH ANY REMAINING ACCRUED INTEREST THEREON SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

     2.4 Reduction of Revolving Loan Commitment by Borrower. Borrower may from time to time on at least five (5) Business Days’ prior written notice received by Administrative Agent permanently reduce the amount of the Revolving Loan Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount of the Revolving Credit Notes exceeds the then reduced amount of the Revolving Loan Commitment. If the Liabilities are Paid In Full in connection with any such voluntary reduction of the Revolving Loan Commitment, Borrower shall pay to Administrative Agent, for the pro rata benefit of Lenders, concurrently with such reduction, the Prepayment Premium (in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits).

     2.5 Principal Balance of Liabilities Not to Exceed the Maximum Facility. The sum of the aggregate outstanding principal balance of the Loans and outstanding Letter of Credit Obligations shall not, at any time, exceed the Maximum Facility. Borrower agrees that if at any time any such excess shall arise, Borrower shall immediately (jointly and severally) pay to Administrative Agent for distribution to the applicable Issuing Lender and Lender(s) such amount as may be necessary to eliminate such excess.

     2.6 Borrower’s Loan Account. Administrative Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Account”) on its books for Borrower in which shall be recorded (a) all

Loans made by Lenders (including Administrative Agent) to Borrower pursuant to this Agreement, including, without limitation, all payments made by Lenders under any Letter of Credit, (b) all payments made by Borrower on all such Loans, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected absent manifest error or omissions as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect Borrower’s obligations under this Agreement or under the Revolving Credit Notes or the Term Loan Notes to repay the outstanding principal amount of the Revolving Loans or the Term Loans together with all interest accruing thereon.

     2.7 Statements. All Loans to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Administrative Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Administrative Agent shall have rendered to Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on Administrative Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing Lenders by Borrower. Once a month Administrative Agent shall render to Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower.

     2.8 Interest. Borrower agrees to jointly and severally pay interest on the daily outstanding principal balance of (i) the Base Rate Loans at the Base Rate from time to time in effect, and (ii) the Libor Loans at the Libor Rate; provided, however, that at the election of Administrative Agent (or at the direction of the Required Lenders) and immediately upon notice to Borrower (which notice may be via e-mail) following the occurrence of an Event of Default (and continuing while such Event of Default exists), and notwithstanding any other provisions of this Agreement to the contrary, Borrower agrees to pay interest on the outstanding principal balance of the Loans at the per annum rate of two percent (2%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”). Accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity, commencing with the first day of the calendar month after the initial disbursement of such loan. Accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Interest payments on the Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loans. Upon maturity, the outstanding principal balance of all Loans shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of (x) three hundred sixty-five/sixty six (365/366) days for the actual number of days elapsed, for Base Rate Loans, in arrears and (y) three hundred sixty (360) days for the actual number of days elapsed, for all other purposes, in arrears (which results in more interest being paid than if computed on the basis of a 365-day year). If any payment of principal of, or interest on, the Revolving Credit Notes or the Term Loan Notes falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension. THE PROVISIONS OF NOTES NOTWITHSTANDING, ALL ACCRUED INTEREST ON THE LOANS AND OTHER LIABILITIES HEREUNDER SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

     2.9 Method for Making Payments. All payments that Borrower is required to make to Administrative or the Lenders under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 1:00 p.m. (Chicago time) on the date of payment at Administrative Agent’s office at 222 South Riverside Plaza, 30th Floor, Chicago, Illinois 60606, or at such other place as Administrative Agent directs in writing from time to time, or, in Administrative Agent’s sole and absolute discretion, by appropriate debits to the Loan Account. Borrower hereby irrevocably authorizes and instructs Administrative Agent to direct debit any of Borrower’s operating accounts with Administrative Agent for all principal, interest, fees and expenses then due and payable hereunder with respect to the Loans and the Liabilities. Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day. Administrative Agent shall promptly remit to each Lender its Pro Rata Share of all such payments received in collected funds by Administrative Agent for the account of such Lender; provided, however, all payments due by Borrower under Section 3, as applicable, shall be made by Borrower directly to Lender entitled thereto without setoff, counterclaim or other defense.

     2.10 Term of this Agreement. Borrower shall have the right to terminate this Agreement immediately following all of the Liabilities being Paid in Full; provided, however, that (a) all of Administrative Agent’s, each Issuing Lender’s and each Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities under this Agreement and the other Financing Agreements have been Paid In Full and each Letter of Credit, if any, has expired, been canceled or terminated (or prompt payment in full is otherwise assured to Lenders as determined by Administrative Agent in its reasonable determination). In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities (other than contingent indemnification obligations for which no claim has been asserted (formally or informally)) shall become immediately due and payable without notice or demand.

     2.11 Optional Prepayment. Borrower may, at its option, permanently prepay, at any time during the term of this Agreement all or any portion of the Liabilities, subject to the following conditions: (a) not less than three (3) days prior to the date upon which Borrower desires to make such prepayment, Borrower shall deliver to Administrative Agent (which will promptly advise Lenders) an irrevocable written notice of its intention to prepay all or such portion of the Liabilities and state the amount of the prepayment and the prepayment date, and (b) the amount of any partial prepayment will be in an amount of not less than $250,000, and (c) if the Liabilities are Paid In Full, Borrower shall pay to Administrative Agent (for the benefit of the Lenders, as applicable), concurrently with such prepayment, the Prepayment Premium (in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s respective lost profits), as well as any amounts charged in accordance with Section 3.4 hereof. Each such prepayment of the Term Loans shall be applied pro rata among Lenders according to the principal amounts thereof and in the inverse order of maturity to the remaining installments thereof.

     2.12 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which Lenders may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of Administrative Agent (or otherwise at the direction of the Required Lenders) either be refunded to Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Administrative Agent or Lenders for any damages arising out of the payment or collection of any such excess interest.

     2.13 Method of Selecting Rate Options; Additional Provisions Regarding Libor Loans. Borrower may select a Libor Rate with respect to a Loan as provided in this Section 2.13; provided, however, that with respect to each and all Libor Loans made hereunder (i) the initial advance shall be in an amount not less than $250,000 and in integral multiples of $50,000 thereafter; and (ii) there shall not exist at any one time outstanding more than twelve (12) separate tranches of Libor Loans. Borrower shall deliver to Administrative Agent a Borrowing Notice in the form of Exhibit A (the “Borrowing Notice”) not later than two (2) Business Days before each Borrowing Date. Each Borrowing Notice shall be signed by a Duly Authorized Officer of Borrower and specify:

(a)	The Borrowing Date, which shall be a Business Day, of such Loan;

(b)	The type and aggregate amount of such Loan;

(c)	The irrevocable Rate Option selected for such Loan; and

(d)	If applicable, the Libor Interest Period applicable thereto.

     Each Libor Loan shall bear interest from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan. If at the end of an Libor Interest Period for an outstanding Libor Loan, Borrower has failed to select a new Rate Option or to pay such Libor Loan, then such Loan shall be automatically converted to a Base Rate Loan on and after the last day of such Libor Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by Borrower. An outstanding Base Rate Loan may be converted to a Libor Loan at any time, and a Libor Loan may be continued (at the end of a Libor Interest Period) for another Libor Interest Period subject to Borrower providing at least two (2) Business Days prior written notice of such conversion or continuation and the Libor Interest Period selected. Borrower may not select a Libor Rate for a Loan if there then exists a Default or Event of Default. Borrower shall select Libor Interest Periods with respect to Libor Loans so that such Libor Interest Period does not expire after the end of the Credit Termination Date. Administrative Agent will promptly notify each Lender of its receipt of a Borrowing Note or notice of conversion or continuation pursuant to this Section 2.13 or, if no timely notice is provided by Borrower, of the details of any automatic conversion. Administrative Agent will, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Administrative Agent in determining any applicable Libor Rate hereunder.

     2.14 Setoff. (a) Borrower agrees that Administrative Agent and each Lender has all rights of setoff and banker’s liens provided by applicable law. Borrower agrees that, if at any time (i) any amount owing by Borrower under this Agreement or any Financing Agreement is then due and payable to Administrative Agent or Lenders, or (ii) an Event of Default shall have occurred and be continuing, then Administrative Agent or Lenders, in their sole but reasonable discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Administrative Agent or such Lender.

          (b) Without limitation of Section 2.14(a) hereof, Borrower agrees that, upon the occurrence and during the continuance of an Event of Default, Administrative Agent and each Lender is hereby authorized, at any time and from time to time, without prior notice to Borrower, (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which Administrative Agent or such Lender is obligated to pay over to Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with Administrative Agent as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as Administrative Agent in its sole discretion may elect.

          (c) The rights of Administrative Agent, Issuing Lenders and Lenders under this Section 2.14 are in addition to all other rights and remedies which Administrative Agent, Issuing Lenders and Lenders may otherwise have in equity or at law.

          (d) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 3.8 or Section 12.15 and (ii) payments of interest on any Base Rate Loan that but for Section 3.7 would be a Libor Loan, or (b) other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

     2.15 Termination of Commitments. On the date on which the Commitments terminate pursuant to Section 10.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

     2.16 Excess Cash Flow. Within thirty (30) days after the delivery of each audited financial statement required to be delivered pursuant to Section 8.1(a) hereof, but in any event no later than one hundred twenty-five (125) days after the end of each Fiscal Year of Borrower commencing with the Fiscal Year ending December 31, 2010, Borrower shall make an annual prepayment of principal of the Term Loans in an amount equal to fifty percent (50%) of Borrower’s Excess Cash Flow for such Fiscal Year minus voluntary prepayments of the Term Loans made by Borrower in such period. Such mandatory prepayments shall be applied against the remaining installments of principal of the Term Loans in the inverse order of maturity. Such mandatory prepayments shall not be subject to payment of any Prepayment Premium.

     2.17 Certain Fees. (a) On the Closing Date, Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, a one-time closing fee (which in the case of BoA shall be denominated as a “structuring fee”) in the amount of one percent (1%) of the Maximum Facility in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”).

     (b) Concurrent with the making of each Term Loan, Borrower shall pay to Lenders having Term Loan Commitments, on a pro rata basis, a fee equal to three quarters of one percent (.75%) of the amount of such Term Loan, each such fee being nonrefundable and deemed fully earned as of such date (“Term Draw Fee”).

     (c) Borrower shall pay Administrative Agent a fee in the amount of Twenty-Five Thousand Dollars ($25,000) on each anniversary date of the Closing Date, each such fee being nonrefundable and deemed fully earned as of such date (“Annual Agency Fee”), with the first Annual Agency Fee deemed fully earned and payable to Administrative Agent on the Closing Date.

     2.18 [Intentionally Omitted].

     2.19 L/C Fees. For each issued Letter of Credit, Borrower will pay to Administrative Agent for Lenders a fee (“L/C Fee”) equal to 5.50% per annum of the undrawn face amount of each such Letter of Credit. The L/C Fee is and shall be payable monthly in arrears, on the first day of each month during which each such Letter of Credit remains outstanding, which fee shall be nonrefundable and deemed fully earned as of such date. The L/C Fee will be computed on the basis of a 360 day year for the actual number of days elapsed. In addition, Borrower will pay to each Issuing Lender all customary charges and out-of-pocket and additional expenses in connection with the issuance and administration of any Letters of Credit issued under this Agreement.

     2.20 Mandatory Prepayments.

          (a) Dispositions. Within one (1) Business Day of the date of receipt by Borrower of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower of assets (including casualty losses or condemnations; but excluding Inventory sold in the ordinary course of Borrower’s business) in excess of $100,000 individually or $250,000 in the aggregate, per annum, Borrower shall prepay the outstanding principal amount of the Liabilities in accordance with Section 2.20(b) in an amount equal to 100% of such Net Cash Proceeds (including insurance proceeds and condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, however, so long as (A) no Event of Default shall have occurred and is continuing, (B) Borrower shall have given Administrative Agent prior written notice of Borrower’s intention to apply such monies to the costs of repair or replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower, (C) the monies are held (pending disbursement to Borrower) in an interest-bearing Deposit Account in which Administrative Agent has a perfected first-priority security interest, and (D) Borrower completes such repair or replacement, purchase, or construction within ninety (90) days after the initial receipt of such monies, Borrower shall have the option to apply such monies, from time to time, to the costs of such repair, replacement, purchase or construction unless and to the extent that such applicable period shall have expired without such repair, replacement, purchase or construction being made or completed, in which case, any amounts remaining in such Deposit Account or cash collateral account shall be paid to Administrative Agent and applied in accordance with Section 2.20(b) hereof; provided, further, that for the avoidance of doubt, the trade in of equipment for equal value or better shall be considered to be used as replacement therefor. Nothing contained in this Section 2.20 shall be construed to permit Borrower to consummate any transaction in violation of any other provision contained in this Agreement, including, without limitation, Section 9.6 hereof.

          (b) Application of Payments. Each prepayment pursuant to this Section 2.20 above shall so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loans until paid in full, second, to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Revolving Loan Commitments), until paid in full, third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Obligations (with a corresponding permanent reduction in the Revolving Loan Commitments), and fourth to all other Liabilities. Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the Term Loans in the inverse order of maturity.

     2.21 Unused Line Fee. Borrower shall pay to Administrative Agent for payment to the applicable Lender(s) the Unused Line Fee, which fee shall be nonrefundable and deemed fully earned on the date thereof. The Unused Line Fee shall be payable in arrears, on the first day of each month commencing on January 1, 2010, and on the Credit Termination Date.

     3. CHANGE IN CIRCUMSTANCES.

     3.1 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,

          (a) subjects any Lender to any tax, duty, charge or withholding on or from payments due from Borrower (excluding taxation of the net income of such Lender), or changes the basis of taxation (excluding taxation of the net income of such Lender) of payments to any Lender in respect of such Lender’s Loans or other amounts due it hereunder, or

          (b) imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or

          (c) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining advances or reduces any amount receivable by such Lender in connection with advances, or requires any Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by such Lender, or

          (d) affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and such Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Loans hereunder, as applicable, or of commitments of this type, then, within ten (10) Business Days of demand by such Lender, Borrower agrees to pay such Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account such Lender’s policies as to capital adequacy) or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining the applicable Loans. Notwithstanding the foregoing in this Section 3.1, if any Lender becomes entitled to claim any additional amounts pursuant to this Section, Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances.

     3.2 Availability of Rate Options. If Administrative Agent determines (or Required Lenders advise Administrative Agent in writing) that maintenance of Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, Lenders shall suspend the availability of the Libor Rate option and Administrative Agent shall require any Libor Loans outstanding to be promptly converted to a Base Rate Loan (with Borrower’s compliance with Section 3.4 hereof); or if Administrative Agent determines (or Required Lenders advise Administrative Agent in writing) that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, (ii) adequate and fair means do not exist for ascertaining the Libor Rate to be applicable to the relevant Libor Loan, or (iii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1 hereof are inapplicable, Lenders shall, at their option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) Borrower to pay Lenders for any increased cost it may incur.

     3.3 Taxes. All payments by Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than (i) franchise taxes and taxes imposed on or measured by a Lender’s net income or receipts or (ii) any withholding tax to the extent that such withholding tax would have been imposed on the relevant payment under the laws and treaties in effect at the time that any Lender or such recipient first became a party to this Agreement or otherwise became entitled to any rights hereunder (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower shall:

          (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority; and

          (c) pay to Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Lenders will equal the full amount Lenders would have received had no such withholding or deduction been required.

     Moreover, if any Taxes are directly asserted against any Lender with respect to any payment received by such Lender hereunder, such Lender may pay such Taxes and Borrower agrees to promptly jointly and severally pay such additional amounts (including, without limitation, any penalties, interest, fees and expenses) as is necessary in order that the net amount received by such Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount such Lender would have received had not such Taxes been asserted. Administrative Agent and each Lender agree to use reasonable efforts to file any certificate or document or to furnish to Borrower any information, in each case, as reasonably requested by Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes.

     To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or on any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from United States withholding tax on interest payments to be made hereunder or on any Loan.

     Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax. Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section.

     Each Lender agrees to and shall indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 3.3) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent as set forth above. Such indemnification shall be made within thirty (30) days from the date Administrative Agent makes written demand therefor.

     3.4 Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment (optional or mandatory) or otherwise, or a Libor Loan is not made on the date specified by Borrower, Borrower shall indemnify each Lender for any loss or cost incurred by such Lender resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.

     3.5 Lender Statements. Each affected Lender shall deliver a written statement to Borrower and Administrative Agent as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable within ten (10) Business Days after receipt by Borrower of the written statement (or upon demand if an Event of Default is then otherwise in existence).

     3.6 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Administrative Agent reasonably determines (or Required Lenders advise Administrative Agent in writing), which determination shall be binding and conclusive on Borrower absent demonstrable error), that by reason of circumstances affecting the interbank Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Administrative Agent reasonably determines (or Required Lenders advise Administrative Agent in writing) that the Libor Base Rate will not adequately and fairly reflect the cost to Lenders of maintaining or funding the Loans or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Administrative Agent (or Required Lenders) adversely affects such Loans, then, in either case, so long as such circumstances shall continue: (i) Lenders shall not be under any obligation to make, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each affected Lender shall promptly give Borrower and Administrative

Agent written notice of any determination made by such Lender under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.

     3.7 Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any Lender or such Lender’s lending office to make, maintain or fund any Libor Loan, then the obligation of such Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Administrative Agent or Required Lenders so request, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.

     3.8 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Libor Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that such election shall not increase the costs to Borrower hereunder and that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

     3.9 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Libor Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Libor Interest Period and bearing an interest rate equal to the Libor Rate for such Libor Interest Period.

     3.10 Mitigation of Circumstances. Each Lender shall promptly notify Borrower and Administrative Agent of any event of which such Lender has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s reasonable judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 3.1 or Section 3.3 or (ii) the occurrence of any circumstances described in Section 3.2 or Section 3.6 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s reasonable judgment, be otherwise disadvantageous to such Lender.

     4. ELIGIBILITY REQUIREMENTS; CASH COLLATERAL ACCOUNT; ATTORNEY-IN-FACT.

     4.1 (a) Account Warranties; Schedule of Accounts. The amounts shown on the Schedule of Accounts and all invoices and statements delivered to Administrative Agent with respect to any Account, are and will be actually and absolutely owing to Borrower and are and will not be contingent for any reason. There are no set-offs, counterclaims or disputes existing or asserted with respect to any Accounts included on any Schedule of Accounts when scheduled (except to the extent expressly permitted by the definition of Eligible Accounts) and Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by Borrower in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the invoice related to such Account. There are no reserves established by Borrower against the collection of Accounts not set forth in the applicable Schedule of Accounts or the financial statements delivered pursuant to Section 8.1 hereof and there are, to Borrower’s knowledge after reasonable inquiry, no facts, events or occurrences which in any way impair the validity or enforcement of the Accounts listed as Eligible Accounts or could reasonably be expected to reduce the amount payable thereunder from the amount of the invoice shown on any Schedule of Accounts when scheduled, and on all contracts, invoices and statements delivered to Administrative Agent with respect thereto.

          (b) Verification of Accounts. Administrative Agent and Lenders shall have the right, at any time after the occurrence and continuance of a Default or an Event of Default, in the name of Administrative Agent or a nominee of Administrative Agent, to verify the validity, amount or any other matter relating to any Accounts of Borrower, by mail, telephone, facsimile or otherwise.

     4.2 [Intentionally Omitted].

     4.3 Account Covenants. Borrower shall promptly upon its learning thereof: (a) inform Administrative Agent in writing of any material delay in Borrower’s performance of any of its obligations to any Account Debtor in excess of Two Hundred Fifty Thousand Dollars ($250,000) or of any assertion of any claims, offsets or counterclaims in excess of Two Hundred Fifty Thousand Dollars ($250,000) by any Account Debtor of Borrower other than made in the ordinary course of business; and (b) furnish to and inform Administrative Agent of all material adverse information relating to the financial condition of any Account Debtor of Borrower.

     4.4 Float Days; Collection of Accounts and Payments. Within thirty (30) days from the Closing Date, Borrower shall remit and forward all payments on Accounts of Borrower (and, if at any time applicable, all payments made for Inventory of Borrower or services otherwise provided by Borrower and all other proceeds of Collateral in the identical form in which such payment was made, whether in cash or by check), on a daily basis, to a concentration account at Administrative Agent’s offices in Chicago, Illinois (the “Cash Collateral Account”). Borrower agrees that all payments made to the Cash Collateral Account, or otherwise received by Administrative Agent, whether in respect of the Accounts of Borrower or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of Administrative Agent, for the benefit of the Issuing Lenders and Lenders (to the extent of the Liabilities). If any payments on Accounts exceed in the aggregate more than Two Hundred Fifty Thousand Dollars ($250,000) at any time Borrower further agrees that all payments made to the Cash Collateral Account will be applied on account of the Liabilities of Borrower as follows: (i) each day’s available balance in respect of checks and other instruments received by Administrative Agent in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois will be credited by Administrative Agent (conditional upon final collection of good funds) to Borrower’s Loan Account and shall reduce outstandings on the Revolving Loans two (2) Business Days’ after receipt by Administrative Agent, and (ii) all cash payments received by Administrative Agent in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois, including, without limitation, payments made by ACH transactions or wire transfer of immediately available funds received by Administrative Agent, will be credited by Administrative Agent to Borrower’s Loan Account on the receipt of immediately available funds by Administrative Agent. Upon receipt by the Administrative Agent on any Business Day of amounts (in immediately available funds) in excess of the amount required to reduce outstandings on the Revolving Loans to zero, such excess amount shall be transferred prior to the close of business on such Business Day to Borrower’s operating account maintained with the Administrative Agent. If Borrower (or any manager, director, officer, employee, Affiliate, or agent thereof) shall receive any payment from any Account Debtor, Borrower hereby agrees that all such payments shall be the sole and exclusive property of Administrative Agent, for the benefit of the Issuing Lenders and Lenders (to the extent of the Liabilities), and Borrower shall hold such payments in trust as Administrative Agent’s trustee and immediately deliver said payments to the Cash Collateral Account established pursuant to this Section and shall be applied in accordance with this Section. Borrower agrees to pay to Administrative Agent any and all reasonable fees, costs and expenses which Administrative Agent incurs in connection with opening and maintaining the Cash Collateral Account for Borrower and depositing for collection by Administrative Agent any check or item of payment received and/or delivered to Administrative Agent on account of Borrower’s Liabilities.

     4.5 Appointment of Lender as Borrower’s Attorney-in-Fact. Borrower hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent in writing to Borrower) as Borrower’s true and lawful attorney-in-fact, and authorizes Administrative Agent, in Borrower’s or Administrative Agent’s name, to do any or all of the following, at any time after the occurrence and during the continuance of an Event of Default: (i) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Administrative Agent’s account on account of Borrower’s Liabilities, (ii) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account of Borrower or any goods pertaining thereto to collect the proceeds thereof, (iii) sign Borrower’s name on any verification of Accounts of Borrower and notices thereof to Account Debtors, (iv) take control in any manner of any item of payment on or proceeds of any Account of Borrower and apply such item of payment or proceeds to the Liabilities, (v) demand payment of Accounts of Borrower, (vi) enforce payment of Accounts of Borrower by legal proceedings or otherwise, (vii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Account, (viii) sell or assign any Account of Borrower upon such terms, for such amount and at such time or times as Administrative Agent deems advisable, (ix) settle, adjust, compromise, extend or renew any Account of Borrower, (x) discharge and release any Account of Borrower, (xi) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor, (xii) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Administrative Agent, (xiii) have access to any lock box or postal box into which Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein, and (xiv) do all other acts and things which are necessary, in Administrative Agent’s reasonable discretion, to fulfill Borrower’s obligations under this Agreement. Borrower hereby ratifies and approves all acts under such power of attorney and neither Administrative Agent nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of gross negligence or willful misconduct. The appointment of Administrative Agent (and any of Administrative Agent’s officers, employees or agents designated by Administrative Agent) as Borrower’s attorney, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been Paid In Full and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

     4.6 Notice to Account Debtors. Following the occurrence and during the continuance of an Event of Default, Administrative Agent may, in its sole discretion, at any time or times, without prior notice to Borrower, notify any or all Account Debtors of Borrower that the Accounts of Borrower have been assigned to Administrative Agent, that Administrative Agent has a Lien therein, and that all payments upon such Accounts be made directly to Administrative Agent (or, if and when applicable, to the Cash Collateral Account).

     4.7 Equipment Warranties. Borrower represents and warrants that, (a) all of the Equipment is owned by Borrower and is located on one of the premises listed on Schedule 4.7 attached hereto or such other location after the Closing Date as Borrower may have after complying with the terms of Section 8.12 hereof; (b) such Equipment is not subject to any Lien whatsoever except for the Permitted Liens; and (c) all material Equipment is in working condition and repair, ordinary wear and tear excepted, and is currently used or usable in Borrower’s business.

     4.8 Equipment Records. Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the kind, type, age and condition of its Equipment, Borrower’s cost therefor and accumulated depreciation thereon, and retirements, sales, or other dispositions thereof, all of which records shall be available during Borrower’s usual business hours at the request of Administrative Agent.

     5. CONDITIONS OF LOANS.

     5.1 Conditions to all Loans. Notwithstanding any other term or provision contained in this Agreement, the making of any Loan or the issuance of any Letter of Credit provided for in this Agreement shall be conditioned upon the following:

          (a) Borrower’s Request. Administrative Agent shall have received, (i) with respect to a request by Borrower for a Base Rate Loan, by no later than 11:00 a.m. (Chicago time) on the day on which such Loan is requested to be made hereunder, a telephonic request from any Person who Administrative Agent reasonably believes is authorized by Borrower to make a borrowing request on behalf of Borrower, for a Loan in a specific amount, and (ii) with respect to a request by Borrower for a Libor Loan, by no later than 1:00 p.m. (Chicago time) two (2) Business Days prior to the day on which a Libor Loan is requested, the Borrowing Notice required under Section 2.13 hereof. Administrative Agent shall have received by no later than 11:00 a.m. (Chicago time) on the Business Day that is at least two (2) Business Days prior to the date a Letter of Credit is to be issued a telephonic request from any Person who Administrative Agent reasonably believes is authorized by Borrower to make such request on behalf of Borrower, for a Letter of Credit in a specific amount. In addition, each request for a Loan or the issuance of a Letter of Credit shall be accompanied or preceded by all other documents not previously delivered as required to be delivered to Administrative Agent under Section 5.2 hereof, and a fully-completed Collateral Report signed on behalf of Borrower by a Duly Authorized Officer, in form and substance reasonably satisfactory to Administrative Agent. Administrative Agent shall have no liability to Borrower or any other Person as a result of acting on any telephonic request that Administrative Agent believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request or a request for the issuance of a Letter of Credit on behalf of Borrower. Promptly upon receipt of such borrowing request, Administrative Agent will advise each Lender thereof. Not later than 1:00 p.m. (Chicago time), on the date of a proposed borrowing of a Loan, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 5 with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested borrowing date.

          (b) Financial Condition. No Material Adverse Change since November 5, 2009 shall have occurred at any time or times subsequent to the most recent request for any Loan or issuance of a Letter of Credit under this Agreement.

          (c) No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.

          (d) Other Requirements. Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are required hereunder, or which Administrative Agent may at any time reasonably request.

          (e) Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which Borrower is a party and in this Agreement (including, without limitation, those set forth in Section 7 hereof), shall (with respect to the initial Loans) be true and correct as of the date the request for the Loan or the issuance of the Letter of Credit is made, as though made on and as of such date, and shall (with respect to each Loan and issuance of Letter of Credit after the date of the initial Loans) be true and correct in all material respects as of the date the request for such Loan or issuance of Letter of Credit is made, as though made on and as of such date (unless such representation and warranty was made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

          (f) Letter of Credit Prohibition. As to requested Letters of Credit, no order, judgment or decree of any governmental authority will, or will purport to, enjoin or restrain any Lender from issuing the requested Letter of Credit nor will any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over any Lender prohibit or request that such Lender refrain from the issuance of Letters of Credit in particular or impose upon such Lender with respect to any Letter of Credit any restrictive or reserve requirement (for which such Lender is not otherwise compensated) or any uncovered loss, cost or expense which was not in effect as of the Closing Date.

     5.2 Initial Loans. Any Lender’s obligation to make the initial Revolving Loan and an initial Term Loan and to issue any Letter of Credit hereunder is, in addition to the conditions precedent specified in Section 5.1 hereof, subject to the satisfaction of each of the following conditions precedent:

          (a) Fees and Expenses. Borrower shall have paid all fees owed to Administrative Agent and Lenders and reimbursed Administrative Agent and Lenders for all reasonable costs, disbursements and expenses due and payable hereunder on or before the Closing Date, including, without limitation, all fees and costs identified in Section 12.2(a) hereof.

          (b) Documents. Administrative Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent and Lenders:

               (1) Financing Agreements. This Agreement, the Revolving Credit Notes, the Term Loan Notes, the Pledge Agreements (together with the original stock certificates and all assignments separate from certificate relating thereto), the Intellectual Property Security Agreement, Subordination Agreements (including from the Existing Sellers other than John F. Moran, Jr.), and such other Financing Agreements as Administrative Agent may require (provided each Lender shall also receive a fully-executed original of this Agreement and such Lender’s respective Revolving Credit Note and Term Loan Note).

               (2) Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of Borrower, and, if required, the equity holders of Borrower, authorizing or ratifying the execution, delivery and performance by Borrower of this Agreement, the Financing Agreements to which Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which Borrower is a party, together with a sample of the true signature of each such officer; Administrative Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein. Copies of resolutions of the general partner of Ultimate Parent, authorizing or ratifying the execution, delivery and performance by Ultimate Parent of the Financing Agreements to which Ultimate Parent is a party and any other document provided for herein or therein to be executed by Ultimate Parent (including, without limitation, the Ultimate Parent Pledge Agreement), certified by a Duly Authorized Officer of Ultimate Parent.

               (3) Consents. Certified copies of all documents evidencing Borrower’s receipt of or satisfaction with any necessary consents, regulatory approvals and any other governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

               (4) Opinion of Counsel. An opinion of Paul, Hastings, Janofsky & Walker, LLP, legal counsel to Ultimate Parent, Parent and the other Borrowers, addressed to Administrative Agent, Issuing Lenders and each Lender, in form and substance reasonably satisfactory to Administrative Agent.

               (5) Financial Condition Certificate. A Financial Condition Certificate, in form and substance satisfactory to Administrative Agent, signed on behalf of Borrower by a Duly Authorized Officer of Borrower.

               (6) Constitutive Documents. Certified copies of Borrower’s Certificate of Incorporation or Formation, certified by the Delaware Secretary of State (or such other applicable Secretary of State) as of a recent date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which Borrower is required to be qualified to transact business. A true, correct and complete copy of the Bylaws and any shareholders agreement or operating agreement of Borrower (as applicable), each certified by a Duly Authorized Officer of such entity, shall also be delivered to Administrative Agent on the Closing Date. Certified copies of Ultimate Parent’s certificate of formation, certified by the Georgia Secretary of State as of a recent date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which Ultimate Parent is required to be qualified to transact business. A true, correct and complete copy of the Ultimate Parent Limited Liability Partnership Agreement, certified by a Duly Authorized Officer of such entity, shall also be delivered to Administrative Agent on the Closing Date.

               (7) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by Administrative Agent, naming Borrower as debtor and Administrative Agent as secured party with respect to the Collateral, together with such UCC termination statements, trademark releases and copyright releases necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person, if any, in any of the Collateral except Administrative Agent (for the ratable benefit of Lenders and Administrative Agent), and other documents as Administrative Agent deems necessary or appropriate, shall have been filed in all jurisdictions that Administrative Agent deems necessary or advisable. UCC Financing Statements, as requested by Administrative Agent, naming the respective Pledgors as debtors and Administrative Agent as secured party with respect to the Pledged Collateral (as respectively defined in each Pledge Agreement) shall have been filed in all jurisdictions that Administrative Agent deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for (i) Borrower (and under any of its trade or assumed names, if any), and (ii) Ultimate Parent, each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by Administrative Agent, the results of which shall be satisfactory to Administrative Agent in its sole and absolute determination.

               (8) Insurance Certificates. Certificates from Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating Administrative Agent as “Lender’s Loss Payee” and additional insured thereunder, respectively.

               (9) Collateral Report. A Collateral Report, signed on behalf of Borrower by a Duly Authorized Officer.

               (10) Pay Off Letters. Pay Off Letter from Existing Lender and any other lienholder of Borrower (except permitted purchase money Indebtedness or Capital Lease Obligations or other Permitted Liens), each in form and substance reasonably satisfactory to Administrative Agent (together with applicable UCC termination statements).

               (11) Schedule of Accounts Payable. An initial Schedule of Accounts Payable, certified on behalf of Borrower by a Duly Authorized Officer.

               (12) Business Plan. A business plan for Borrower, of which Administrative Agent and Lenders shall have received a copy, which must be acceptable in form and content to Administrative Agent and Lenders; and Administrative Agent and Lenders shall have had an opportunity to discuss such business plan with Borrower’s operating management and be satisfied as to its potential for successful implementation.

               (13) Management Agreement. True, correct and complete copies of the Management Agreement.

               (14) Other. Such other documents, certificates and instruments as Lender may reasonably request.

          (c) Certain Fees. Borrower shall have paid the Closing Fee, the Term Draw Fee and the initial Annual Agency Fee.

          (d) Audit Report. Administrative Agent shall have received for Borrower an audit report for the Fiscal Year ending December 31, 2008.

          (e) Required Availability. On the Closing Date, the Required Availability shall be at least $1,000,000 and the Borrower must have a minimum pro forma revolver availability of .25x its consolidated EBITDA.

          (f) Closing Condition Certificate. Administrative Agent shall have received a certificate signed on behalf of Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.

          (g) No Material Adverse Change. No material adverse change, as reasonably determined by Administrative Agent, in the condition or operations, financial or otherwise, of Borrower, taken as a whole, shall have occurred during the Interim Period.

          (h) Litigation. There shall not have been instituted or threatened, during the Interim Period, as reasonably determined by Administrative Agent, any litigation or proceeding in any court or administrative forum to which Borrower is, or is threatened to be, a party which has, or is reasonably likely to result in, a Material Adverse Change.

          (i) Sufficient Assets. On the Closing Date, all of the Collateral supporting the Loans and Letter of Credit Obligations shall, as reasonably determined by Administrative Agent, be sufficient in value and provide Borrower with sufficient Working Capital to enable it to profitably operate its business.

          (j) Environmental Due Diligence. Administrative Agent and Lenders shall have received and reviewed to their satisfaction documents relating to any environmental issues of Borrower and Ultimate Parent and shall have reviewed and independently assessed such environmental issues to the extent Administrative Agent and Lenders consider appropriate with the results being satisfactory to Administrative Agent and Lenders in their sole and absolute discretion.

          (k) Solvency. On the Closing Date, all the assets of Borrower, taken as a whole, at a fair valuation (on a going concern basis) and at their then present fair saleable value, determined in a manner and based on assumptions reasonably satisfactory to Administrative Agent and Lenders, shall be materially greater than the total liabilities of Borrower, taken as a whole, and Administrative Agent and Lenders shall be satisfied that Borrower’s, taken as a whole, assets at a fair valuation (on a going concern basis) and at their fair saleable value will continue to be materially greater than the total liabilities of Borrower, taken as a whole, thereafter.

          (l) Bank Meetings. Borrower’s senior management shall have made themselves and Borrower’s facilities reasonably available (through scheduled bank meetings, company visits, or other venues) to Administrative Agent and Lenders and their representatives.

     5.3 Additional Conditions Precedent for Term Loan. Any Lender’s obligation to make a Term Loan at any time is, in addition to the conditions precedent specified in Sections 5.1 and 5.2 hereof, subject to the satisfaction of each of the conditions precedent identified on Exhibit C attached hereto and made a part hereof.

     6. COLLATERAL.

     6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, each Borrower hereby grants, pledges, conveys and transfers to Administrative Agent (for the ratable benefit of Lenders, Issuing Lenders and Administrative Agent) a continuing and unconditional security interest in and to all of Borrower’s right, title and interest in and to any and all personal property of each Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now owned or existing or hereafter arising or acquired, including any and all of the following (all of which is individually and collectively referred to as the “Collateral”): (a) all of the assets and personal property of Borrower, and all of Borrower’s Accounts, contract rights, General Intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, documents and documents of title, and all of Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (b) all of Borrower’s Inventory, motor vehicles, trucks, and Equipment; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, any Lender, or any other financial institution with which Borrower maintains deposits; (d) all of Borrower’s monies, and any and all other property and interests in property of Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Financial Assets, Chattel Paper and Documents (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of Administrative Agent or any Lender or any agent or Affiliate thereof in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to Administrative Agent’s and each Lender’s rights of setoff (which Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by Administrative Agent or any Lender to Borrower; (e) all insurance proceeds of or relating to any of the foregoing property and interests in property, and, if at any time applicable, any key man life insurance policy covering the life of any officer or employee of Borrower; (f) all proceeds and profits derived from the operation of Borrower’s business; (g) all of Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to Borrower’s business; and (h) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing; provided, that the Collateral shall not include any Excluded Collateral.

     6.2 Preservation of Collateral and Perfection of Security Interests Therein. Borrower agrees that it shall execute and deliver to Administrative Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the reasonable request of Administrative Agent instruments and documents as Administrative Agent may request, in a form satisfactory to Administrative Agent, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and Administrative Agent’s Liens therein (including, without limitation, if and as applicable, financing statements, and Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by Administrative Agent). If Borrower fails to do so, Administrative Agent is authorized to file such financing statements. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     6.3 Loss of Value of Collateral. Borrower agrees to immediately notify Administrative Agent of any material loss or depreciation in the value of the Collateral or any portion thereof.

     6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, Administrative Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular or as “all assets” of Borrower or words of similar effect, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction as reasonably determined by Administrative Agent. Administrative Agent agrees to use its reasonable efforts to notify Borrower of Administrative Agent taking any such action provided in this Section; provided, however, Borrower agrees that the failure of Administrative Agent to so notify Borrower for any reason shall not in any way invalidate the actions taken by Administrative Agent pursuant to this Section.

     6.5 Third Party Agreements. Borrower shall at any time and from time to time take such steps as Administrative Agent may reasonably require for Administrative Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Administrative Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of Administrative Agent, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts (except Excluded Deposit Accounts), Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any agreements establishing control to be in form and substance reasonably satisfactory to Administrative Agent, and (iii) otherwise to ensure the continued perfection and priority of Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

     6.6 All Loans One Obligation; Cross-Default and Cross-Collateralization. Borrower acknowledges and agrees that all of the Liabilities are to be cross-defaulted and cross-collateralized by all of the Collateral. Payment of all sums to be paid by Borrower to Lenders, Issuing Lenders and Administrative Agent under this Agreement shall be secured by, among other things, this Agreement and the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lenders, Issuing Lenders and Administrative Agent shall constitute one general obligation secured by Administrative Agent’s Lien on all of the Collateral of Borrower and by all other liens heretofore, now, or at any time or times granted to Administrative Agent to secure the Loans (for the ratable benefit of Lenders and Administrative Agent). Borrower agrees that all of the rights of Administrative Agent, Issuing Lenders and Lenders set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by Administrative Agent and Required Lenders.

     6.7 Commercial Tort Claim. If Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), Borrower shall promptly notify Administrative Agent of same in a writing signed by Borrower (describing such claim in reasonable detail) and grant to Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) in such writing (at the sole cost and expense of Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to Administrative Agent in its sole and absolute determination.

     6.8 Cash Collateral. If any Letter of Credit is outstanding at any time after or during (i) the occurrence and during the continuation of an Event of Default, (ii) demand by Administrative Agent for payment of the Liabilities as provided in Section 10.2, (iii) this Agreement has terminated for any reason, (iv) the amount of the aggregate outstanding principal balance of the Revolving Loans plus Letter of Credit Obligations exceeds the Borrowing Base or (v) prepayment of the Liabilities under Section 2.11 and termination of this Agreement (but with any Letter of Credit remaining outstanding), each Issuing Lender may (in its sole and absolute discretion) request of Borrower, and Borrower shall promptly deliver to Administrative Agent, for the benefit of such Issuing Lender, cash collateral for any Letter of Credit in an amount equal to the undrawn face amount of such Letters of Credit outstanding at such time, except, in the case of clause (iv), such cash collateral shall be in an amount equal to the excess (x) of the sum of (A) the aggregate principal balance of the Revolving Loans plus (B) the Letter of Credit Obligations over (y) the Borrowing Base. If Borrower fails to deliver such cash collateral to Administrative Agent promptly upon such Issuing Lender's request for such cash collateral, Administrative Agent may, for the benefit of such Issuing Lender, without in any way limiting Administrative Agent's rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to such cash collateral not delivered by Borrower. Each Issuing Lender or Administrative Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities relating to the Revolving Loans, including, without limitation, to the payment of any or all of Borrower's reimbursement obligations with respect to any Letter of Credit or any other Letter of Credit Obligations. Pending such application, Administrative Agent may (but is not obligated to) (a) invest the same in a savings account, under which deposits are available for immediate withdrawal, with Administrative Agent or such other bank as Administrative Agent may, in its sole and absolute discretion select or (b) hold the same as a credit balance in an account with Administrative Agent in Borrower's name. Interest payable on any such savings account described in the foregoing sentence will be collected by Administrative Agent and will be paid to Borrower as it is received by Administrative Agent less any fees or other amounts owing by Borrower to Issuing Lenders or Administrative Agent with respect to any Letter of Credit and less any amounts necessary to pay any of the Liabilities which may be due and payable at such time. Administrative Agent has no obligation to pay interest on any credit balances in any account opened for Borrower as a result of this Section 6.8.

     7. REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants to Administrative Agent and Lenders that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

     7.1 Existence. Borrower is a corporation duly incorporated or limited liability company, validly existing and in good standing under the laws of the State identified in the Preamble hereto. Borrower is duly qualified and in good standing as a foreign corporation or limited liability company authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties, except where the failure to so qualify would not cause or create a Material Adverse Change. Borrower has all requisite corporate or limited liability company power to carry on its business as now being conducted and as proposed to be conducted. Prior to any initial public offering of the Stock of Parent, Ultimate Parent legally and beneficially owns in excess of thirty-five percent (35%) of the Stock of Parent. Parent legally and beneficially owns 100% of the Stock of each other Borrower. All issued and outstanding Stock of Borrower is duly authorized and validly issued, fully paid, and non-assessable and free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

     7.2 Corporate Authority. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its corporate or limited liability company powers; (ii) are duly authorized by the Board of Directors of Borrower and its equity holders, if required; and (iii) are not in contravention of the terms any of its Organizational Documents, or of an indenture, material agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender or with respect to Permitted Liens, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

     7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally and the application of general principals of equity.

     7.4 Financial Data.

          (a) All income statements, balance sheets, cash flow statements, and other financial statements which have been or shall hereafter be furnished to Administrative Agent or Lenders for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the consolidated financial condition of Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby.

          (b) Since September 23, 2009, there has been no Material Adverse Change or material adverse change in the financial condition, operations, assets, business, or properties of Borrower.

     7.5 Collateral. Except for the Permitted Liens, all of Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower, has been fully paid for and is free and clear of all Liens. All tangible Collateral (other than motor vehicles and inventory in transit) is kept only at the locations of Borrower set forth in Schedule 4.7 attached hereto or such other location after the Closing Date as Borrower may have after complying with the terms of Section 8.12 hereof. No financing statement or other document similar in effect covering all or any part of the Collateral is lawfully on file in any recording or filing office, other than those identifying Administrative Agent as the secured creditor or except for Permitted Liens (and the UCC Financing Statements of the Existing Lender which will be terminated concurrent with or, as long as the Payoff Letter pursuant to Section 5.2(b)(10) hereof provides, within three (3) Business Days after the closing contemplated hereby and other than “precautionary” filings with respect to operating leases). The organization number for Borrower assigned by the respective Secretary of State of its State of formation is as identified in Schedule 7.5 attached hereto.

     7.6 Solvency. After giving effect to the this Agreement, Borrower (on a going concern basis) is solvent, is able to pay its debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to Administrative Agent in its reasonable determination) greater than the amount required to pay all of Borrower’s debts and liabilities, including, without limitation, all of the Liabilities. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.

     7.7 Principal Place of Business; State of Incorporation. Subject to Section 8.12 hereof, the principal place of business and chief executive office of Borrower as of the Closing Date is located at 3280 Peachtree Road, Suite 2625, Atlanta, Georgia 30305. The books and records of Borrower and all records of account are located at the principal place of business and chief executive office of Borrower. Borrower’s state of incorporation or formation is as identified in the Preamble hereto.

     7.8 Other Names. As of the Closing Date, Borrower has not used any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name), other than the following names: ExamWorks, Inc., Crossland Medical Review Services, Inc., Southwest Medical Examination Services, Inc., The Ricwel Corporation, CFO Medical Services, LLC, Diagnostic Imaging Institute, Inc., Ricwel of West Virginia, LLC, Pacific Billing Services, Inc., Set-Aside Solutions, LLC, Marquis Medical Administrators, Inc., IME Software Solutions, LLC, Florida Medical Specialists, Inc., Benchmark Medical Consultants and The Evaluation Group.

     7.9 Tax Liabilities. Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, or is contesting such taxes in good faith by appropriate proceedings (and has reserved appropriate funds adequate for the payment thereof if determined to be due and owing), and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

     7.10 Loans. Except as otherwise permitted by Section 9.2 hereof or Indebtedness being paid off with the Existing Lender Refinancing, Borrower is not obligated on any loans or other Indebtedness.

     7.11 Margin Securities. Borrower does not own any margin securities and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System. If requested by Administrative Agent, if at any time applicable, Borrower will furnish Administrative Agent with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation.

     7.12 Subsidiaries. As of the Closing Date, the only Subsidiaries of Parent are Crossland Medical Review Services, Inc., Southwest Medical Examination Services, Inc., The Ricwel Corporation, CFO Medical Services, LLC, Diagnostic Imaging Institute, Inc., Ricwel of West Virginia, LLC, Pacific Billing Services, Inc., Set-Aside Solutions, LLC, Marquis Medical Administrators, Inc., IME Software Solutions, LLC, and Florida Medical Specialists, Inc., and the only divisions of Parent are Benchmark Medical Consultants and the Evaluation Group. As of the Closing Date, no Borrower (other than Parent) has any Subsidiaries, and the only Subsidiary of Ultimate Parent is Parent.

     7.13 Litigation and Proceedings. There is not now pending or, to the best of Borrower’s knowledge after diligent inquiry, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against Borrower or any of its property which is reasonably likely to have or result in a Material Adverse Change. No judgment is outstanding against Borrower that is reasonably likely to constitute or result in an Event of Default.

     7.14 Other Agreements. Borrower is not in default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound which is reasonably likely to have or result in a Material Adverse Change. Borrower does not know of any dispute regarding any of its agreements, contracts, instruments, leases or commitments (individually or in the aggregate) that could reasonably be expected to have a Material Adverse Effect.

     7.15 Compliance with Laws and Regulations. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of Borrower’s obligations hereunder and thereunder are not in contravention in any material respect of any applicable law, rule or regulation. Borrower has obtained all licenses, authorizations, approvals and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect.

     7.16 Intellectual Property. Subject to Section 8.10 hereof, except as set forth on Schedule 7.16, Borrower does not own or otherwise possess any patents, patent applications, registered copyrights, registered trademarks, trademark applications, registered trade names, or service marks. To Borrower’s best knowledge, none of its intellectual property infringes, in any material manner, on the rights of any other Person.

     7.17 Environmental Matters. (a) Borrower has not Managed Hazardous Substances on or off its property other than in compliance with Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect; (b) Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property; (c) Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect; and (d) Borrower has not received any Environmental Notice. Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or property.

     7.18 Disclosure. None of the representations or warranties made by Borrower herein or in any Financing Agreement to which Borrower is a party and no other written information provided or statements made by Borrower or its representatives to Administrative Agent or any Lender contains any material untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, and taken as a whole, not misleading. Borrower has disclosed to Administrative Agent and Lenders all facts (except changes in general economic conditions) of which Borrower has knowledge which are reasonably likely to result in a Material Adverse Effect either prior or subsequent to the consummation of any Acquisition or which at any time hereafter are reasonably likely to result in a Material Adverse Effect.

     7.19 Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of Borrower or any of its ERISA Affiliates or (b) to which Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements, except as could not have a Material Adverse Effect. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by Borrower which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.

     7.20 Perfected Security Interests. The Lien in favor of Administrative Agent provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings where filing is the method of perfection to perfect such Lien have been duly made.

     7.21 Line of Business. Borrower’s business as of the Closing Date is the business of arranging and facilitating (by, for example, providing marketing, contracting, scheduling, office examination space and equipment, billing and other necessary administrative and non-medical support services) for licensed physicians or other qualified medical personnel for the performance of independent medical examinations and related services (including, without limitation, physical examinations, review of medical records, radiology reviews, appearing and testifying as expert witness in legal proceedings, assisting in legal discovery, medical testing services, fraud detection services, medical consulting and reasonably related services) for insurance companies, attorneys and other third parties to examine, validate, independently review and evaluate, as the case may be, workers compensation, liability, personal injury and disability claims.

     7.22 Broker’s Fees. Except as set forth on Schedule 7.22, Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loans or this Agreement. Any fees identified on Schedule 7.22 shall be paid in full by Borrower on the Closing Date.

     7.23 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     7.24 Labor Matters. There are no strikes or other labor disputes, grievances, controversies or other labor or union troubles pending or, to the knowledge of Borrower, threatened against Borrower which, in each case, could reasonably be likely to result in a material liability against Borrower. Hours worked and payments made to the employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, except as could not have a Material Adverse Effect. All payments due from Borrower, or for which any claim may be made against Borrower, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on Borrower’s books, as the case may be, except as could not have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which it is bound.

     7.25 Blocked Persons Lists. Borrower is not identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control. Borrower is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States embargo, and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

     7.26 Absence of Foreign or Enemy Status. Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Borrower is not in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

     7.27 Inventory; Equipment. The fair market value of all Inventory of Borrower at any time is not more than One Hundred Thousand Dollars ($100,000) in the aggregate. The fair market value of all Equipment of Borrower at any time is not more than Three Million Dollars ($3,000,000) in the aggregate, and such Equipment is comprised of used computer equipment and furniture. No single location of

Borrower contains Equipment with a fair market value of in excess of Three Hundred Thousand Dollars ($300,000).

     7.28 Miscellaneous. The aggregate principal amount of Indebtedness owing by Borrower to the Existing Sellers as of the Closing Date does not exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000). As of the Closing Date, the Parent has no preferred Stock issued or outstanding. Schedule 7.28 attached hereto identifies the total amount of unsecured intercompany Indebtedness among Parent and the other Borrowers as of November 30, 2009.

     8. AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees with Administrative Agent and Lenders that, as long as any Liabilities (other than contingent indemnification obligations for which no claim has been asserted (formally or informally)) of Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

     8.1 Reports, Certificates and Other Information. Borrower shall deliver to Administrative Agent and each Lender:

          (a) Financial Statements. On or before the one hundred twentieth (120th) day after Borrower’s Fiscal Years, a copy of the annual consolidated financial statements of Borrower consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, audited by independent certified public accountants of recognized standing selected by Borrower and as approved by Administrative Agent and Lenders.

          (b) Interim Reports. On or before the thirtieth (30th) day after the end of each calendar month, a copy of unaudited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP (except for normal year-end adjustments and the lack of footnotes) and, otherwise, in a manner consistent with the financial statements referred to in Section 8.1(a) hereof, signed on behalf of Borrower by a Duly Authorized Officer and consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such month and statements of earnings for such month, for the period from the beginning of such Fiscal Year to the close of such month, and also, if for the end of a Fiscal Quarter, for the period from the beginning of such Fiscal Quarter to the close of such Fiscal Quarter.

          (c) Certificates. Contemporaneously with the furnishing of each annual financial statement and within thirty (30) calendar days of each Fiscal Quarter of Borrower, a duly completed compliance certificate with appropriate insertions, in the form attached hereto as Exhibit B (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, except in the case of a Compliance Certificate dated the date of such annual financial statement, the Compliance Certificate shall contain a computation of, and show compliance with, each of the financial ratios and restrictions set forth in Section 9.12 hereof. The computation and calculation of each financial ratio in each Compliance Certificate shall be in form and substance reasonably acceptable to Administrative Agent.

          (d) Schedule of Accounts. On or before the thirtieth (30th) day of each calendar month, a Schedule of Accounts as of the last day of the immediately preceding month, each in form and substance reasonably satisfactory to Administrative Agent.

          (e) Notice of Default, Litigation Matters or Adverse Change in Business. (i) Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by Borrower with respect thereto: (A) the occurrence and during the continuance of any Default or Event of Default, or (B) any Material Adverse Change. (ii) Within five (5) Business Days of learning of the occurrence of the following, written notice thereof which describes the same and the steps being taken by Borrower with respect thereto: the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages individually or collectively in excess of Two Hundred Thousand Dollars ($200,000) are sought.

          (f) Insurance Reports. (i) At any time after the occurrence and continuance of a Default and upon the reasonable request of Administrative Agent, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, and liability insurance policies carried by Borrower and that certifies that Administrative Agent is the named additional insured and lender’s loss payee of all property and casualty insurance policies (such certificate to be in form and substance reasonably satisfactory to Administrative Agent), and (ii) written notification of any material change in any such insurance by Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

          (g) Collateral Report. On or before the thirtieth (30th) day of each calendar month, a duly completed collateral report/borrowing base certificate in form and substance satisfactory to Administrative Agent (the “Collateral Report”), relating to the immediately preceding month, in form and substance reasonably satisfactory to Administrative Agent and signed on behalf of Borrower by a Duly Authorized Officer.

          (h) Schedule of Accounts Payable. On or before the thirtieth (30th) day of each calendar month, a Schedule of Accounts Payable as of the last day of the immediately preceding month, each in form and substance reasonably satisfactory to Administrative Agent.

          (i) Annual Business Plan with Projections. On or before the fifteenth (15th) day prior to each of Borrower’s Fiscal Years, an annual business plan for the forthcoming Fiscal Year, which includes Borrower’s projected operating plan, revenues and expenses on a quarterly basis and a balance sheet and cash flow statement for Borrower, in form and substance reasonably satisfactory to Administrative Agent.

          (j) Affiliate Transactions. Upon Administrative Agent’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between Borrower and any of its Affiliates during the time period reasonably requested by Administrative Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by Borrower in such transactions.

          (k) Reports to SEC. Promptly upon the filing or sending thereof, copies of any and all regular, periodic or special reports of Borrower or any holding company thereof filed with the Securities and Exchange Commission (“SEC”); copies of any and all registration statements of Borrower or any holding company thereof filed with the SEC; and copies of any and all proxy statements or other written communications made to Stock holders generally.

          (l) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning Borrower and its operations, business, properties, condition or otherwise as Administrative Agent or any Lender may reasonably request from time to time.

     8.2 Inspection; Audit Fees. Administrative Agent or any Person designated by Administrative Agent in writing from time to time, shall have the right: (a) from time to time hereafter, to call and visit at Borrower’s place or places of business (or any other place where any Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any Default or Event of Default, upon reasonable advance notice (and after any Default or Event of Default, at any time without the requirement of any advance notice), (i) to inspect, audit, examine, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to its business, operations, and property, and to any transactions between the parties hereto; provided, however, that Administrative Agent shall be permitted to conduct up to two (2) such inspections, audits, appraisals of the Inventory and Equipment, and examinations on an annual basis, at Borrower’s sole cost and expense, so long as no Default or Event of Default has occurred and is continuing, and as often (at Borrower’s sole cost and expense) as Administrative Agent deems advisable, if a Default or an Event of Default has occurred and is continuing, and (ii) to discuss the affairs, finances and business of Borrower with any of the Duly Authorized Officers or other employees or accountants of Borrower, and (b) to make such verification concerning the Collateral (provided, that, unless a Default or an Event of Default exists, verifications of Accounts will be in writing) as Administrative Agent may consider reasonable under the circumstances. All such amounts incurred by Administrative Agent hereunder shall bear interest (commencing to accrue after Borrower fails to promptly pay same) at the Default Rate and shall be additional Liabilities of Borrower to Administrative Agent, secured by the Collateral, if not promptly paid upon the request of Administrative Agent. Borrower acknowledges that Administrative Agent’s standard audit charge is Eight Hundred Fifty and No/100 Dollars ($850.00) per auditor per day, plus all out-of-pocket audit costs and expenses reasonably incurred by Administrative Agent.

     8.3 Conduct of Business. Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all Governmental Authorities, except, in each case, to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of Borrower, in accordance with GAAP, consistently applied.

     8.4 Claims and Taxes. Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of Borrower’s property and assets, including, without limitation, the Collateral (other than as a result of Administrative Agent’s or such Lender’s gross negligence or willful misconduct). Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of Borrower’s real and personal property taxes, assessments and charges and all of Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower, or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have nor is reasonably likely to result in a Material Adverse Effect.

     8.5 State of Incorporation. The Borrower’s state of incorporation or formation as identified in the Preamble hereto shall remain Borrower’s state of incorporation or formation, as applicable.

     8.6 Liability Insurance. Borrower shall maintain, at its expense, general liability insurance in such amounts and with such deductibles as are acceptable to Administrative Agent in its reasonable determination and shall deliver to Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing Administrative Agent as additional insured thereunder and providing that the insurance company will give Administrative Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.

     8.7 Property Insurance. Borrower shall, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to Administrative Agent. Borrower shall deliver to Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to Administrative Agent, showing Administrative Agent as “Lender’s Loss Payee” and all loss payable to Administrative Agent, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give Administrative Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Administrative Agent and Administrative Agent shall (subject to the provisos set forth below), in its reasonable discretion, either apply such proceeds against the Liabilities (in such order as Administrative Agent, in its sole discretion, may determine) or permit Borrower to use such proceeds to repair, replace, restore or rebuild the damaged or destroyed property; provided, however, any such insurance proceeds attributable to losses or damages in the amount of $250,000 or less individually or up to $500,000 in the aggregate at any time shall be paid to Borrower for application to either repay a portion of the Liabilities or restore, repair, replace or rebuild the damaged or destroyed property, as Borrower shall determine in its reasonable and good faith determination. Upon the occurrence and during the continuation of an Event of Default, Borrower irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent in writing to Borrower) as Borrower’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment received by Borrower or Administrative Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance (such appointment being coupled with an interest is irrevocable). With respect to business interruption insurance proceeds, if an Event of Default then exists Administrative Agent shall at its option have the right to apply such proceeds towards the payment of the Liabilities (in such order as Administrative Agent shall elect) or to turn over same to Borrower to be used for working capital, and if no Event of Default then exists Borrower shall have the right to elect to use such proceeds towards the payment of the Liabilities or for working capital. If an Event of Default does not then exist, Borrower shall have the right to make, settle and adjust any insurance claims provided that for any claim in excess of $500,000 Administrative Agent shall have the right to approve any such settlement or adjustment, such approval to not be unreasonably withheld.

     UNLESS BORROWER PROVIDES ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT ADMINISTRATIVE AGENT’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS OF BORROWER IN THE COLLATERAL. THE COVERAGE PURCHASED BY ADMINISTRATIVE AGENT MAY NOT PAY ANY CLAIMS THAT BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING ADMINISTRATIVE AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT ADMINISTRATIVE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

     8.8 Environmental. Borrower shall promptly notify and furnish Administrative Agent with a copy of any and all Environmental Notices which are received by it. Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Administrative Agent with a description of Borrower’s Response thereto. Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect. Borrower shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property.

     8.9 Banking Relationship. (a) Within one hundred eighty (180) calendar days of the Closing Date, Borrower shall permanently close all of its primary deposit, checking, operating and all other primary banking accounts at or maintained with any other bank or financial institution prior to the date hereof. Within one hundred eighty (180) calendar days of the Closing Date, Borrower shall at all times thereafter maintain all of its primary deposit, checking, operating and all other primary banking accounts with Administrative Agent and Borrower shall use Administrative Agent as the primary cash management bank for all of Borrower’s cash management activities (including, without limitation, acting as the principal depository and remittance agent for Borrower). (b) Borrower agrees to maintain an average balance of collected, available funds determined in accordance with Administrative Agent’s customary availability rate, in one or more demand deposit accounts with Administrative Agent in an amount not less than such amount in good and collected funds as may be determined by Administrative Agent from time to time as necessary to cover services and customary costs related to the cash management activities contemplated hereby provided by Administrative Agent to or on behalf of Borrower (the “Required Balance”), or else Borrower acknowledges and agrees that Borrower will be charged by Administrative Agent the then prevailing fee of Administrative Agent for such delinquent balance. Administrative Agent shall be and hereby is authorized to charge any deposit or operating account of Borrower in respect of any Required Balance.

     8.10 Landlord Waivers. Within forty five (45) days of the Closing Date, Borrower shall deliver to Administrative Agent a Landlord Waiver executed and delivered by the landlord and, if applicable, the prime landlord, relating to the leased location of Borrower at 3280 Peachtree Road, Suite 2625, Atlanta, Georgia 30305, which Landlord Waiver must be in form and substance reasonably satisfactory to Administrative Agent.

     8.11 Intellectual Property. If after the Closing Date Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks (or file an application to attempt to register any of the foregoing), Borrower shall promptly notify Administrative Agent in writing of same and execute and deliver any documents or instruments (at Borrower’s sole cost and expense) reasonably required by Administrative Agent to perfect a security interest in and lien on any such federally registered intellectual property in favor of Administrative Agent and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.

     8.12 Change of Location, Name; Etc. Any of the Collateral may be moved to another location within the continental United States (other than as disclosed to Administrative Agent in writing on the Closing Date) so long as: (a) Borrower provides Administrative Agent with at least thirty (30) days prior written notice, (b) no Event of Default then exists and is continuing, and (c) Borrower provides Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, Landlord Waivers, bailee and processor letters and other such agreements and documents (appropriately signed by the respective parties thereto) as Administrative Agent shall reasonably request. Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to Administrative Agent or any Lender. If Borrower desires to change its name or principal place of business and chief executive office, Borrower shall notify Administrative Agent thereof in writing no later than thirty (30) days prior to such change and Borrower shall provide Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, amendments and other documents as Administrative Agent shall reasonably request in connection with such change. If Borrower shall decide to change the location where its books and records are maintained, Borrower shall notify Administrative Agent thereof in writing no later than thirty (30) days prior to such change.

     8.13 US Patriot Act. Borrower shall remain in compliance in all material respects with all the applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, including, without limitation, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Bank Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder. Borrower covenants to Administrative Agent and Lenders that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), Borrower shall immediately notify Administrative Agent and Lenders in writing of such information. Administrative Agent and any Lender may immediately contact the Office of Foreign Assets Control and any other government agency Administrative Agent or such Lender deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

     8.14 Further Assurances. Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, instruments, affidavits, certificates, documents and assurances as may from time to time be necessary or as Administrative Agent or any Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of

Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) on the Collateral, other than with respect to Permitted Liens (including Collateral acquired after the date hereof), including on any and all assets of Borrower, whether now owned or hereafter acquired, including, without limitation, (a) delivery of the original certificates of title with respect to newly acquired trucks and motor vehicles by Borrower and (b) delivery of an intellectual property security agreement reasonably satisfactory to Administrative Agent if Administrative Agent determines the value of Borrower’s intellectual property, whether individually or in the aggregate, is material.

     8.15 Excluded Collateral. Borrower shall (a) use its commercially reasonable efforts, with respect to any permit, license or other contractual obligation entered into after the Closing Date that prohibits or requires the consent of any Person to the creation by Borrower of a lien on any right, title or interest in such permit, license or contractual obligation, to negotiate an express exception to such prohibition permitting Administrative Agent (and its permitted assigns) a lien on such right, title or interest and (b) not cause any non-Excluded Collateral as of the Closing Date to become Excluded Collateral.

     8.16 ERISA. Maintain each Plan in material compliance with ERISA, the Internal Revenue Code, and all rules and regulations of regulatory authorities pursuant thereto, except for such failures to comply as could not have a Material Adverse Effect or result in a Lien under ERISA. Make, on a timely basis, all required contributions to any Multiemployer Plan, except for such failures to contribute as could not have a Material Adverse Effect.

     9. NEGATIVE COVENANTS.

     Borrower covenants and agrees with Administrative Agent and Lenders that as long as any Liabilities (other than contingent indemnification obligations for which no claim has been asserted (formally or informally)) remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless Required Lenders shall give (or Administrative Agent upon instruction by Required Lenders to give) prior written consent thereto):

     9.1 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of Borrower to pay any of the Liabilities, or the priority or value of Administrative Agent’s Lien in the Collateral (other than with respect to other Permitted Liens provided for herein); (b) deposits under workmen’s compensation, unemployment insurance, social security, leases and other similar laws; (c) Liens in favor of Administrative Agent (for the ratable benefit of Lenders and Administrative Agent); (d) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than ten (10) calendar days, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established or that are not yet due and payable; (e) liens which arise by operation of law in the ordinary course of business, other then liens which arise by operation of Environmental Laws; (f) zoning restrictions, building codes, easements, rights of way, licenses, covenants and other similar restrictions affecting the use of real Property; (g) purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure the purchase price of such property so long as: (i) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any one time outstanding exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time, (ii) each such lien shall attach only to the property (and the proceeds thereof) to be acquired; (iii) the principal amount of the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased and ( iv) such Lien shall be created within thirty (30) days of the acquisition of the related asset; (h) any Liens set forth on Schedule 9.1 and any renewal or refinancing of the indebtedness for which such liens were granted provided that the amount of such indebtedness with respect to any renewal or refinancing is not increased and the liens with respect to such indebtedness do not extend beyond the Collateral listed thereon; (i) Liens consisting of judgment liens that are inferior in right to the Liens of Lender hereunder and are with respect to judgments that do not constitute an Event of Default under Section 10(e) hereof; or (j) any escrow arrangements (whether involving cash, stock or other Property) pursuant to any Acquisition Agreement.

     9.2 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Liabilities, (b) the Subordinated Debt, (c) the indebtedness not to at any one time outstanding exceed Five Hundred Thousand Dollars ($500,000) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1(g) hereof, (d) unsecured indebtedness outstanding on the date hereof and listed on Schedule 9.2, (e) guarantees permitted under Section 9.5 and (f) unsecured intercompany Indebtedness solely among Parent and the other Borrowers.

     9.3 Consolidations, Mergers or Acquisitions. Other than (a) Acquisitions consummated in compliance with the terms set forth on Exhibit C hereto and (b) mergers or consolidations between or among the Parent and any other Borrower, Borrower shall not be a party to any merger, recapitalization, consolidation, or exchange of Stock, or purchase or otherwise acquire all or substantially all of the assets or Stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey, assign or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables.

     9.4 Investments or Loans. Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) investments in short-term direct obligations of the United States Government, (b) investments in negotiable certificates of deposit issued by Administrative Agent, BoA or by any other bank satisfactory to Administrative Agent, payable to the order of Borrower or to bearer, (c) investments in commercial paper rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (d) investments in cash or other Cash Equivalents, (e) extensions of trade debt in the ordinary course of business, (f) loans, advances or investments by a Borrower in or to another Borrower, (g) investments in Interest Rate Protection Agreements, (h) loans or advances to employees in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding, and (i) investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors.

     9.5 Guarantees. Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for the Indebtedness of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness of such other Person or otherwise, except (but without limitation of Section 9.12 hereof) for unsecured guarantees between and among Parent and the other Borrowers in the ordinary course of business and for endorsements of negotiable instruments for collection in the ordinary course of business.

     9.6 Disposal or Sale of Property. Borrower shall not sell, assign, lease, transfer or otherwise dispose of any of its properties, assets or rights to any Person except (a) sales of Inventory in the ordinary course of business, (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced, and (c) the sale or discount, in each case without recourse, of accounts receivable past due arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

     9.7 Use of Proceeds. Borrower shall not use the proceeds of any (a) Revolving Loan for any purpose other than for (i) working capital needs, (ii) the Existing Lender Refinancing, (iii) for other corporate purposes (such as to pay for the transaction costs and expenses contemplated in connection with this Agreement), and (iv) to consummate Acquisitions reasonably acceptable to Required Lenders and to pay related transaction expenses, and (b) Term Loan for any purpose other than (i) the Existing Lender Refinancing, and (ii) to consummate Acquisitions reasonably acceptable to Required Lenders and to pay related transaction expenses.

     9.8 Loans to Officers; Consulting and Management Fees. Borrower shall not make any loans or advances to its officers, directors, managers, equityholders, employees or Affiliates or to any other Person, and Borrower shall not pay any consulting, management fees or similar fees to its officers, directors, equityholders, managers, employees or Affiliates, whether for services rendered to Borrower or otherwise; provided, however, Borrower (a) shall, subject to the applicable Subordination Agreement, be permitted to pay Management Fee Distributions and (b) may make loans or advances expressly permitted by Section 9.4. In the event Borrower pays any consulting, management fees or similar fees to any third party, each such payment shall be on commercially reasonable terms negotiated on an arms-length basis.

     9.9 Dividends and Stock Redemptions. Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) with respect to any Stock of Borrower; or (b) purchase or redeem any of the Stock of Borrower (whether common, preferred, or otherwise) or any options or warrants with respect thereto or set aside any funds for any such purpose; provided, however, Borrower shall be permitted to make (i) distributions to Ultimate Parent to pay franchise taxes, pay ordinary course operating expenses and maintain its legal existence, (ii) dividend payments or as long as no Change of Control occurs other distributions payable solely in the Stock of such Person, and (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Borrower is in compliance with the financial covenants set forth in Section 9.12 both immediately before and will be in compliance therewith after any such contemplated action, Borrower will be permitted to make distributions to Ultimate Parent for Ultimate Parent to redeem Ultimate Parent’s Stock of former employees of Ultimate Parent or Borrower; provided, however, in no event shall the aggregate amount of such distributions exceed $100,000.

     9.10 Payments in Respect of Subordinated Debt. Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt), unless otherwise permitted expressly under the terms of a subordination agreement in form and substance acceptable to Administrative Agent.

     9.11 Transactions with Affiliates; Subsidiaries. Except as expressly permitted under this Agreement (including, without limitation, Section 9.3 and Section 9.8) or as disclosed on Schedule 9.11 attached hereto, Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, that (a) Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable, in all material respects, to Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate, (b) Borrower may pay reasonable salary, bonuses or other compensation approved by the Board of Directors of Borrower in its good faith judgment, (c) reimbursement of out-of-pocket reasonable costs and expenses of directors and officers; provided, however, in no event shall the aggregate amount of all such reimbursements exceed $250,000 per annum, (d) indemnification obligations under the Organization Documents, the Management Agreement and other ordinary course indemnification obligations, and (e) any Acquisition consummated in accordance with the terms set forth on Exhibit C hereto. Borrower shall not form, establish or organize any Subsidiary without Administrative Agent’s prior written consent (other than in connection with an Acquisition consummated in accordance with this Agreement).

     9.12 Financial Ratios. Borrower shall not:

               (i) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00, measured as of the last day of each Computation Period, commencing with the Computation Period ending December 31, 2009.

               (ii) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio to exceed, measured as of the last day of each Computation Period, 3.50 to 1.00 commencing with the Computation Period ending December 31, 2009.

               (iii) Capital Expenditures. The aggregate Capital Expenditures (excluding for the avoidance of doubt, Acquisitions consummated in accordance with this Agreement) of Borrower on a consolidated basis in any Fiscal Year shall not exceed One Million Dollars ($1,000,000), commencing with Fiscal Year 2010.

               (iv) Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio to exceed, measured as of the last day of each Computation Period, 2.50 to 1.00 commencing with the Computation Period ending December 31, 2009.

               (v) Computation. Borrower acknowledges and agrees that the calculation and computation of the foregoing financial ratios and covenants shall be pursuant to and in accordance with Section 8.1(c) hereof.

     9.13 Change in Nature of Business. Borrower shall not make any material change in the nature of Borrower’s business carried on as of the Closing Date.

     9.14 Other Agreements. Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof.

     9.15 Restricted Agreements. Borrower shall not amend, modify or supplement any Restricted Agreement in any manner that would or is reasonably likely to adversely affect in any material respect Administrative Agent’s or any Lender’s interests (or violate or breach any provision in any material respect) under this Agreement or any other Financing Agreements to which Borrower is a party, without the prior written consent of Administrative Agent and any Lender affected thereby (including, without limitation, amending or modifying the Management Agreement to increase the amount or frequency of payment of any management fee or similar type payment); provided, however, that the Management Agreement may be terminated in its entirety, or amended, in the event that Borrower’s obligations thereunder are satisfied in full solely through the issuance of equity securities of the Borrower to Richard

E. Perlman and James K. Price, and upon any such termination or amendment, the Borrower shall provide written notice of same to the Administrative Agent. On or prior to the fifth day after Borrower enters into any non-adverse amendment, modification or supplement to any Restricted Agreement, Borrower shall deliver to Administrative Agent and each Lender a true, complete and correct copy of such amendment, modification or supplement.

     9.16 State of Incorporation. Borrower shall not change its respective state of incorporation or formation from that of the State identified in the Preamble hereto.

     9.17 Environmental. Borrower shall not permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except as would not reasonably likely to have or result in a Material Adverse Change. Borrower shall not permit any other Person to Manage, whether on or off Borrower’s Property, Hazardous Substances in a manner which could reasonably result in Borrower incurring a material liability.

     9.18 Fiscal Year. Borrower shall not change its Fiscal Year.

     9.19 ERISA. Borrower shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an unfunded pension fund obligation and liability to the extent such unfunded pension fund obligation and liability could have a Material Adverse Effect or result in a Lien under ERISA.

     10. DEFAULT, RIGHTS AND REMEDIES OF LENDER.

     10.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

          (a) Borrower fails to pay (i) any principal amount of its Liabilities when such Liabilities are due, declared due or demanded or (ii) any interest, fee or other amount with respect to the Liabilities are due, declared due or demanded within three (3) days after such interest, fee or other amount is due, declared due or demanded;

          (b) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Section 2.5 hereof, Section 4.4, Section 6.8, any of the Sections of Article 9 hereof or Sections 8.1 (except subparts (j) and (k)), 8.2, 8.9(a), 8.10 or 8.12 hereof;

          (c) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) and such failure or neglect shall continue for a period of twenty one (21) calendar days following the earlier of (i) notice from Administrative Agent thereof or (ii) the date Borrower has actual knowledge of such failure or neglect;

          (d) any representation or warranty heretofore, now or hereafter made by Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, written statement, report, financial data (taken as a whole), notice, or writing furnished at any time by Borrower to Administrative Agent or Lenders in connection with any Financing Agreement, is untrue, misleading or incorrect in any material respect (without duplication of materiality), on the date as of which the facts set forth therein are stated or certified;

          (e) a judgment, decree or order requiring payment in excess of Three Hundred Thousand Dollars ($300,000) shall be rendered against Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which Borrower is fully insured (except for customary deductibles) and with respect to which the insurer has admitted liability;

          (f) a notice of Lien, levy or assessment is filed or recorded with respect to any of the material assets of Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any material taxes or material debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith (provided Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

          (g) any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

          (h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of the Liabilities, and such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of the Liabilities, or Borrower or any guarantor of the Liabilities, makes an assignment for the benefit of creditors, or Borrower or any guarantor of the Liabilities takes any action to authorize any of the foregoing;

          (i) Borrower or any guarantor of the Liabilities voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated, except pursuant to a merger expressly permitted hereby in connection with an Acquisition;

          (j) Borrower or any guarantor of the Liabilities becomes insolvent or Borrower or any guarantor of the Liabilities fails generally to pay its debts as they become due;

          (k) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

          (l) a breach (after the expiration of any applicable cure period) by Borrower shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between Borrower and any other Person and the effect of such breach will or is reasonably likely to have or create a Material Adverse Effect;

          (m) Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement (after the expiration of any cure period under such agreement) evidencing the lending of money and the effect of such failure or breach would be to permit the acceleration of any obligation, liability or indebtedness in excess of Five Hundred Thousand Dollars ($500,000);

          (n) there shall be instituted in any court criminal proceedings against Borrower, or Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty and which penalty can reasonably be expected to be imposed;

          (o) (i) a Change of Control shall occur; or (ii) any two of Richard E. Perlman, James K. Price and J. Miguel Fernandez de Castro shall not be a senior officer of Borrower and devote significant time and energy to the business of Borrower (other than as a result of temporary illness or temporary disability); provided, however, if any such person shall fail for any reason to be a senior officer of Borrower or fail to devote significant time and energy to the business of Borrower, there shall not be an Event of Default under this clause (o) if such person is promptly replaced by Borrower with an individual with substantially similar skills and experience (but in no event later than within ninety (90) calendar days of such person’s resignation, termination, permanent disability or death) and otherwise acceptable to Administrative Agent in its reasonable and good faith determination;

          (p) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the other Financing Agreements to which Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of Borrower; or Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

          (q) any breach of, noncompliance with or default under any Financing Agreement other than this Agreement shall occur by any party thereto (other than by Administrative Agent) after expiration of any applicable notice and cure period, if any;

          (r) Ultimate Parent shall revoke or attempt to revoke, terminate or contest its obligations under the Ultimate Parent Pledge Agreement, or the Ultimate Parent Pledge Agreement or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;

          (s) Parent (or any other Borrower or Affiliate thereof if applicable) shall revoke or attempt to revoke, terminate or contest its obligations under the Parent Pledge Agreement, or the Parent Pledge Agreement or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;

          (t) institution by the PBGC, Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if such reorganization, withdrawal or termination could result in a Material Adverse Effect or a Lien under ERISA; or

          (u) Borrower or any Affiliate is at any time identified on any Blocked Persons List.

     10.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(h), (i), or (j), the Commitments (if they have not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities (including, without limitation, Borrower's contingent liabilities with respect to any Letter of Credit), shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may at its sole option (or, upon the written request of Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and any or all of the Liabilities (including, without limitation, Borrower's contingent liabilities with respect to any Letter of Credit), may, at the sole option of Administrative Agent (or, upon the written request of Required Lenders shall), and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitments shall immediately terminate. Upon the occurrence and during the continuance of any Default or the occurrence of an Event of Default each Lender may, at its option, cease making any additional Revolving Loans.

     10.3 Rights and Remedies Generally. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent and Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Administrative Agent to sell, assign, or lease any or all of the Collateral. Upon notice to Borrower upon the occurrence or during the continuance of any Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Administrative Agent and make it available to Administrative Agent at any location reasonably convenient to Administrative Agent. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Administrative Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Administrative Agent after an Event of Default may be for cash, credit or any combination thereof, and Administrative Agent (on behalf of Lenders and itself) may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. Administrative Agent may, in its sole discretion, cause the Collateral to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition of such Collateral. Administrative Agent shall have the right upon the occurrence or during the continuance of any Event of Default to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as Administrative Agent may see fit.

     10.4 Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall have the right to enter upon the premises of Borrower where the Collateral is located without any obligation to pay rent to Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of Administrative Agent or any agent of Administrative Agent, for such time as Administrative Agent may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall have the right to obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Administrative Agent reasonably deems appropriate. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall have the right to notify post office authorities to change the address for delivery of Borrower’s mail to an address designated by Administrative Agent and to receive, open and process all mail addressed to Borrower.

     10.5 Sale or Other Disposition of Collateral by Administrative Agent. Any notice required to be given by Administrative Agent of a sale, lease or other disposition or other intended action by Administrative Agent, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Administrative Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by Administrative Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 12.2 hereof. Administrative Agent shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Administrative Agent’s Liens in the Collateral until the Liabilities are Paid In Full. Borrower agrees that Administrative Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent at any time applicable, Administrative Agent is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to Administrative Agent’s benefit until the Liabilities are Paid In Full.

     10.6 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

     10.7 Waiver of Notice. UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY ADMINISTRATIVE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

     10.8 Advice of Counsel. Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.

     11. AGENCY.

     Administrative Agent, Lenders and Borrower agree that, except for the rights expressly granted to Borrower under Section 11.9, Borrower shall not be a party to the agreements contained in this Section 11, and shall have no obligations under this Section 11. Without limitation of the foregoing, Administrative Agent, Lenders and Borrower agree that in no event shall Borrower be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent (except as otherwise specifically stated in this Agreement), nor shall Borrower be required to make an independent investigation of whether Administrative Agent has obtained any consents from the Lenders or as may be required (it being agreed that all communications from Administrative Agent may conclusively be deemed to be authorized by Lenders in accordance with this Section 11). Borrower shall not have any benefits or rights as a third party beneficiary of any term or condition contained in this Section 11.

     11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Agreement, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Agreement or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Financing

Agreements with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     11.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Financing Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     11.3 Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any Affiliate, or any officer thereof, contained in this Agreement or in any other Financing Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Financing Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Financing Agreement to perform its obligations and Liabilities hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Agreement, or to inspect the properties, books or records of Borrower or its Affiliates.

     11.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Agreement unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Agreement in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

     11.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 10.2; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

     11.6 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any Seller or Acquisition. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.

     11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Administrative Agent and its directors, officers, employees, Affiliates and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Agreement, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Financing Agreements, termination of this Agreement and the resignation or replacement of Administrative Agent.

     11.8 Administrative Agent in Individual Capacity. FTB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and Affiliates as though FTB were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, FTB or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, FTB and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though FTB were not Administrative Agent, and the terms “Lender” and “Lenders” include FTB and its Affiliates, to the extent applicable, in their individual capacities.

     11.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, Required Lenders (excluding such Lender that is then the resigning Administrative Agent) shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed), appoint from among Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and Sections 12.1 and 12.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders (excluding such Lender that is then the resigning Administrative Agent) appoint a successor agent as provided for above.

     11.10 Collateral Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under this Agreement and any other Financing Agreement (i) if all Liabilities are Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement at any time. Upon request by Administrative Agent at any time, Lenders will promptly confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 11.10. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets and Collateral which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Administrative Agent thereof in writing, and, promptly upon Administrative Agent’s written request therefor, shall deliver such assets or Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with

Administrative Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any Financing Agreement or to realize upon any Collateral for the Liabilities unless instructed in writing to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

     11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and attorneys and all other amounts due Lenders and Administrative Agent under Sections 2.17, 2.19, 2.21, 12.2 and 12.16 hereof) allowed in such judicial proceedings; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and attorneys, and any other amounts due Administrative Agent under Sections 2.17, 2.19, 2.21, 12.2 and 12.16 hereof.

     Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     11.12 Other Agents; Arrangers and Managers. None of Lenders or other Persons identified on the facing page or signature pages of this Agreement as, if applicable, a “joint arranger,” “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “joint lead lender”, “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     11.13 Return of Payments. If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the

Federal Funds Rate (as defined below). If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind. As used herein, the term “Federal Funds Rate” means for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent; provided, Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

     12. MISCELLANEOUS.

     12.1 Waiver; Amendments. Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Administrative Agent, Issuing Lender or the Lenders, as applicable, of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No single or partial exercise by Administrative Agent or any Lender of any right, power or remedy hereunder or under the Financing Agreements preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Except as otherwise set forth herein, no amendment, modification or waiver of, or consent with respect to (as reasonably determined by Administrative Agent) any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and either (i) Required Lenders, or (ii) Administrative Agent with a certification that consent from the Required Lenders has been obtained, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, as applicable, (b) extend the date scheduled for payment of any principal (exclusive of mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) extend the Stated Maturity Date of the Loans without the written consent of all Lenders (except in accordance with the terms of this Agreement), (d) reduce the principal amount of the Loans, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as provided for in this Agreement), or (e) release any party from its obligations under any guaranty at any time hereafter provided, if any, or all or substantially all of the Collateral granted hereunder or under any of the Financing Agreements (except as otherwise specifically permitted or provided in this Agreement), change the definition of Required Lenders, any provision of this Section 12.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case with respect to this subsection (e), the written consent of all Lenders, or (f) waive any condition set forth in Section 5 without the prior written consent of each Lender directly affected thereby. No provision in this Agreement with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Required Lenders. No provision of Section 11 or other provision of this Agreement affecting Administrative Agent or any Issuing Lender, in such capacity, as such shall be amended, modified or waived without the consent of Administrative Agent or such Issuing Lender, as applicable. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     12.2 Costs and Attorneys’ Fees.

          (a) Borrower agrees to pay on demand all of the reasonable costs and expenses of Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of Administrative Agent’s outside counsel, inside counsel and its paralegals; all UCC lien search and filing fees; all corporate search fees and certified documents; all financial and legal due diligence expenses; all search, filing and recording fees for any federally or state registered intellectual property (ownership, lien or otherwise); all audit, field exam and appraisal costs and fees; costs incurred by Administrative Agent in connection with travel expenses of its associates, background checks on members of management of Borrower, and appraisals) all in connection with the structuring, preparation, negotiation, revision, execution, delivery and closing of: (i) this Agreement, the other Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, (ii) each Term Loan made in connection with any Acquisition and (iii) any and all amendments, modifications, supplements, joinders and waivers executed and delivered pursuant hereto or any other Financing Agreement or in connection herewith or therewith. Borrower further agrees that Administrative Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of any of the Loans or debit such amounts from the operating accounts of Borrower maintained with Administrative Agent.

          (b) The costs and expenses that Administrative Agent and Lenders incur in any manner or way with respect to the following shall be part of the Liabilities, payable by Borrower on demand if at any time after the date of this Agreement Administrative Agent or any Lender (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification, joinder, supplement or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing any of the Liabilities hereunder, (B) to represent Administrative Agent or such Lender in any work-out or any type of restructuring of any of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Administrative Agent, any Lender, Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of Administrative Agent or Lenders with respect to Borrower or Ultimate Parent provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise (subject to any limitations in Section 8.2), prepare for sale, collect, sell, liquidate or otherwise dispose of any or all of the Collateral hereunder or any collateral under any other Financing Agreement; or (iii) seeks to enforce or enforces any of the rights and remedies of Administrative Agent or Lenders with respect to Borrower, Ultimate Parent or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include, without limitation: reasonable fees, costs and expenses of attorneys, paralegals, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; duplication costs; long distance telephone charges; and courier and telecopier charges.

          (c) Borrower further agrees to pay, and to save Administrative Agent and Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with or related to the execution or delivery of this Agreement, the other Financing Agreements, the borrowings hereunder or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that Borrower shall not be liable for income tax liabilities of Administrative Agent or any Lender.

          (d) All of Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loans or any termination of this Agreement or any other Financing Agreements.

     12.3 Expenditures by Administrative Agent. If Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, Administrative Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Administrative Agent and Lenders, as applicable) and shall be part of the Liabilities of Borrower, payable on demand and secured by the Collateral.

     12.4 Custody and Preservation of Collateral. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as Borrower shall request in writing, but failure by Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Administrative Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

     12.5 Reliance by Administrative Agent and Lenders. Borrower acknowledges that Administrative Agent and Lenders, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to Borrower hereunder, have relied upon the accuracy of the covenants, agreements, representations and warranties made herein by Borrower and the information delivered by Borrower to Administrative Agent and Lenders in connection herewith (including, without limitation, all financial information and data).

     12.6 Assignability; Parties. This Agreement (including, without limitation, any and all of Borrower’s rights, obligations and liabilities hereunder) may not be assigned by Borrower without the prior written consent of Administrative Agent and Required Lenders. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of Borrower and the successors and permitted assigns of Administrative Agent and (subject to Section 12.15 hereof) Lenders.

     12.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Administrative Agent or any Lender from Borrower or with respect to any of the Collateral, and Borrower does hereby irrevocably agree that any and all payments so received shall be applied in the following manner:

     First, to payment of that portion of the Liabilities constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent;

     Second, to payment of that portion of the Liabilities constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Lenders), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Liabilities constituting accrued and unpaid L/C Fees and interest on the Loans, Letter of Credit Obligations and other Liabilities, ratably among Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Liabilities constituting unpaid principal of the Loans and L/C Disbursements, ratably among Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

     Last, to all other Liabilities, and then, after all such Liabilities have been Paid In Full, any balance to the Borrower or as otherwise required by law.

     Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Liabilities, if any, in the order set forth above.

     12.9 Marshaling; Payments Set Aside. Administrative Agent shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Liabilities. If the incurrence or payment of any of the Liabilities by Borrower or the transfer to Administrative Agent or Lenders of any property or assets is or should for any reason be subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party or Person under any federal or state bankruptcy law or code, state or federal law, common law or equitable cause or otherwise, including, without limitation, provisions of the federal bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Administrative Agent or Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Administrative Agent and/or Lenders are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Administrative Agent and Lenders, the Liabilities shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     12.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. For clarification, the definitions in Section 1.1 are a binding and substantive part of this Agreement. At such time as all of the Liabilities shall have been Paid In Full and this Agreement shall terminate in accordance with its terms, Administrative Agent will, upon Borrower’s written request and at Borrower’s cost and expense, promptly sign (if applicable under applicable law) and/or file all UCC termination statements reasonably required by Borrower to evidence the termination of the Liens in the Collateral in favor of Administrative Agent (for the ratable benefit of Lenders and Administrative Agent).

     12.11 Continuing Effect; Inconsistency; Relationship. This Agreement, Administrative Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Issuing Lenders, Lenders and Administrative Agent, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.10 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern. The relationship between Administrative Agent, Issuing Lenders and Lenders on the one hand and Borrower on the other hand shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Administrative Agent, any Issuing Lender or any Lender to Borrower or any other party. In exercising its rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Administrative Agent, Issuing Lenders and Lenders may act through its respective employees, agents or independent contractors as authorized by Administrative Agent, such Issuing Lender or such Lender.

     12.12 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received: (a) if delivered in person, immediately upon delivery; (b) if by nationally recognized overnight courier service with instructions to deliver the next Business Day (with such service’s fees paid by sender), one (1) Business Day after sending; (c) if mailed by certified U.S. mail, return receipt requested (postage prepaid), three (3) days after mailing to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section 12.12); and (d) if delivered by facsimile transmission, when sent and receipt has been confirmed by telephone; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice:

To Administrative Agent:	Fifth Third Bank
222 South Riverside Plaza, 30th Floor
Chicago, Illinois 60606
Attention: Philip Renwick
Telephone: (312) 704-7349
Facsimile: (312) 704-4127

with a copy (which shall not constitute notice) to:

Duane Morris LLP
190 S. LaSalle Street, Suite 3700

Chicago, Illinois 60603
Attention: Brian Kerwin
Telephone: (312) 499-6737
Facsimile: (312) 499-6701

To Borrower:	Exam Works, Inc.
3280 Peachtree Road, Suite 2625
Atlanta, Georgia 30305
Attention: J. Miguel Fernandez de Castro
Telephone: 404-952-2417
Facsimile: 404-420-2341

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, Georgia 30308-2222
Attention: Rey Pascual, Esq
Telephone: (404) 815-2227
Facsimile: (404) 815-5227

To Lenders:	As identified on Annex A hereto.

     Borrower, Administrative Agent or any Lender may change the address(es) and telephone and facsimile number(s) to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other party in conformity with this Section 12.12, but such change shall not be effective until notice of such change has been received by the other party.

     12.13 Equitable Relief; Recitals. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Administrative Agent, Issuing Lenders and Lenders; therefore, Borrower agrees that Administrative Agent, if so requested by such party, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Time is of the essence hereof. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

     12.14 Entire Agreement. This Agreement, together with the other Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or commitment letter).

     12.15 Assignments and Participations. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Pro Rata Share of the Loans, with the prior written consent of Administrative Agent, and, so long as no Event of Default has occurred and is continuing, Borrower (all of which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to another Lender or an Affiliate of a Lender). Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to Five Million Dollars ($5,000,000) or, if less, the remaining Loan held by the assigning Lender. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until

Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of Five Thousand Dollars ($5,000). No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Sections 3.1 or 3.3 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 12.15 shall be treated as the sale of a participation hereunder. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof. Notwithstanding the foregoing, (x) no consent of Borrower or Administrative Agent shall be required for any assignment to a Lender or an Affiliate of a Lender and (y) the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

          (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Term Loan Note in the principal amount of the Assignee’s Term Loan Commitment and a Revolving Credit Note in the principal amount of the Assignee’s Revolving Loan Commitment (and, as applicable, a Term Loan Note and Revolving Credit Note in the principal amount of the Term Loan Commitment and Revolving Loan Commitment retained by the assigning Lender). Each such Term Loan Note and Revolving Credit Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Term Loan Note and Revolving Credit Note, the assigning Lender shall return to Borrower any prior Term Loan Note and Revolving Credit Note held by it.

          (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (d) Subject to the last sentence in Section 11.9, any Lender may at any time (without any required consent) sell to one or more Persons participating interests in its respective Loan or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Administrative Agent and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.14(d). Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 or 3.3 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Sections 3.1 or 3.3 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 3.3(d) as if it were an Assignee).

          (e) Administrative Agent will maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of Lenders and the Loans of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in such Loan. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

     12.16 Indemnity. Borrower agrees to and shall defend, protect, indemnify and hold harmless Administrative Agent, each Issuing Lender and each Lender and each and all of its respective officers, directors, employees, attorneys, agents, parent, and Affiliates (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, fees, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, any Acquisition, or any act, event or transaction related or attendant thereto, the making and the management of the Loans (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loans hereunder; provided, that Borrower shall not have any obligation to any Indemnified Party hereunder for matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party as finally determined in a non-appealable judicial proceeding (in which such Indemnified Party and Administrative Agent have had an opportunity to be heard). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties under this Section 12.16 shall be paid to the Indemnified Parties within ten (10) Business Days from demand (or sooner if an Event of Default is then in existence), together with interest thereon at the Default Rate from such tenth (10th) Business Day (or such earlier date if an Event of Default is then in existence) until paid by Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.

     12.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, (a) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (b) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.

     12.18 Counterparts; Fax and other Electronically Transmitted Signatures. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally effective and binding as a signed original for all purposes.

     12.19 Limitation of Liability. It is hereby expressly agreed that:

          (a) Administrative Agent and each Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. None of Administrative Agent, the Issuing Lenders nor any Lender shall be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

          (b) Administrative Agent, Issuing Lenders and Lenders shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Administrative Agent’s, such Issuing Lender’s, or such Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent, Issuing Lenders and Lenders shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and

          (c) Administrative Agent, Issuing Lenders and Lenders shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.

          (d) NEITHER ADMINISTRATIVE AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ADMINISTRATIVE AGENT NOR ANY LENDER HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).

     12.20 Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and service bureaus to provide Administrative Agent and Lenders with such information as is requested by Administrative Agent and Lenders in accordance with this Agreement. Borrower authorizes Administrative Agent to, upon a Default or Event of Default and during the continuation thereof, contact directly any such accounting firm and/or service bureaus to obtain such information; provided, however, Borrower shall have a right to participate in any material interaction between Administrative Agent and such accounting firm; provided that Borrower shall not in any way cause any undue delay with respect to any such interaction.

     12.21 Joint and Several Liability; Binding Obligations.

          (a) Borrower is defined collectively to include all Persons constituting Borrower; provided, however, that any references herein to “Borrower”, “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, Administrative Agent shall make such determination reasonably and in good faith. Notwithstanding anything to the contrary contained in this Agreement, each Person comprising Borrower shall be jointly and severally liable for all of the liabilities and obligations of Borrower under this Agreement and the Financing Agreements to which Borrower is a party, regardless of which of Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which Borrower, or Administrative Agent accounts therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article 10 of this Agreement are to be applied to each individual Person comprising Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article 10 of this Agreement as to any Person comprising Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising Borrower or as to all such Persons taken as a whole (except as otherwise expressly provided therein by, for example, the use of the term “Material Adverse Effect”).

          (b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities hereunder and other Financing Agreements which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Loans with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Agreements.

          (c) Administrative Agent and Lenders have advised Borrowers that they are unwilling to enter into this Agreement and the other Financing Agreements and make available the Loans extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Liabilities of each other Borrower under this Agreement and other Financing Agreements. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Loans and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loans would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting Borrower, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the other Financing Agreements. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Loans actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.

          (d) Borrowers, taken as a whole, has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation (on a going concern basis), that Borrowers, taken as a whole, has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by Borrowers, taken as a whole, from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

          (e) Borrower shall maintain records specifying (a) all Liabilities incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Liabilities and (d) all inter-Borrower obligations pursuant to this Section. Borrower shall make copies of such records available to Administrative Agent and Lenders, upon reasonable request.

          (f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Financing Agreements invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Agreements shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Financing Agreements shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

          (g) Any term or provision of this Agreement or any other Financing Agreement to the contrary notwithstanding, the maximum aggregate amount of the Liabilities for which any of Borrowers (which Liabilities are not direct borrowings or direct obligations of such Borrower (the “Non-Direct Obligations”)) shall be liable shall not exceed the maximum amount for which such Borrower can be liable without rendering such Non-Direct Obligations, as they relate to such Borrower, voidable or avoidable under applicable law relating to fraudulent conveyance or fraudulent transfer (including, without limitation, under Section 548 of Chapter 11 of the federal bankruptcy code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law). To the extent that any Borrower shall be required hereunder to pay a portion of its Non-Direct Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Borrower from any of the loans evidenced hereby in respect of such Non-Direct Obligations, and (ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Non-Direct Obligations of such Borrower (excluding the amount thereof repaid by the other Borrowers) in the same proportion as such Borrower’s net worth at the date of any applicable borrowing hereunder is sought bears to the aggregate net worth of all of Borrowers at the date of such applicable borrowing hereunder is sought, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess, pro rata based on the respective net worths of Borrowers at the date of such applicable borrowing with respect hereto is sought.

          (h) The term “Borrower” as used in this Agreement shall mean either one or more particular Borrowers or all of Borrowers collectively as Administrative Agent shall reasonably determine in good faith; provided, however, for the avoidance of doubt, each of the financial covenants set forth in Section 9.12 hereof shall be determined on a consolidated basis.

          (i) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Liabilities from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent or Lenders with respect to any provision of any instrument evidencing the Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Administrative Agent or Lenders; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s or Lenders’ election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent or Lenders’ claim(s) for repayment of any of the Liabilities; or (vii) any other circumstance other than payment in full of the Liabilities which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

          (j) Until all Liabilities have been Paid In Full, no payment made by or for the account of a Borrower, including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower, by subrogation, contribution or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

          (k) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent or Lenders to any one Borrower hereunder or pursuant to any Financing Agreements in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

          (l) This Section is intended only to define the relative rights of Borrower and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Agreements. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

          (m) The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the Payment In Full of the Liabilities and the termination of the Loans.

     12.22 Confidentiality. Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the respective efforts Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all nonpublic information provided to them by Borrower and designated in writing as confidential, except that Administrative Agent and each Lender or its Affiliates may disclose such information (a) to its Affiliates and to Persons employed or engaged by Administrative Agent or such Lender or such Affiliate in evaluating, approving, structuring or administering the Loans, including, without limitation, attorneys, accountants, appraisers, investment bankers, consultants and similar professionals; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 12.22 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Administrative Agent’s or such Lender’s attorney, is required by law; (e) in connection with the exercise of any right or remedy hereunder or under the Financing Agreements or in connection with any litigation to which Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of Administrative Agent or any other Lender who may provide Bank Products to Borrower; or (h) that ceases to be confidential other than as a result of a breach of this Section by Administrative Agent or any Lender or any of their respective Affiliates. For purposes of this Section, confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person other than as a result of a breach of this Section by such Person, or (ii) is disclosed to such Person by a Person other than Borrower or an Affiliate of Borrower (or such Borrower’s accountants, attorneys or other advisors or agents), provided Administrative Agent or Lender does not have actual knowledge that such Person is prohibited from disclosing such information.

     12.23 Customer Identification - USA Patriot Act Notice. Administrative Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of Administrative Agent and Lenders, Administrative Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Administrative Agent and Lenders to identify Borrower in accordance with the Patriot Act.

     12.24 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;

          (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, AND (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-

CLAIM WHICH BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE; AND

          (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT ADMINISTRATIVE AGENT’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT ADMINISTRATIVE AGENT’S RIGHT TO BRING PROCEEDINGS AGAINST BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

     12.25 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     12.26 PREPAYMENT PREMIUM. BY SIGNING BELOW, BORROWER WAIVES ANY RIGHT TO PREPAY THE LIABILITIES IN FULL EXCEPT UNDER THE TERMS AND CONDITIONS AS SET FORTH HEREIN AND ACKNOWLEDGES AND AGREES THAT IF THE LIABILITIES ARE OPTIONALLY PAID IN FULL PRIOR TO THE STATED MATURITY DATE, BORROWER SHALL PAY THE PREPAYMENT PREMIUM SET FORTH HEREIN. BORROWER HEREBY EXPRESSLY ACKNOWLEDGES THAT SUCH PREPAYMENT PREMIUM IS REASONABLE AND WILL FAIRLY COMPENSATE LENDERS FOR ANY COSTS AND CHARGES INCURRED BY LENDERS AS A RESULT OF THE LIABILITIES BEING PAID IN FULL PRIOR TO THE STATED MATURITY DATE. FURTHERMORE, BY SIGNING BELOW, BORROWER HEREBY ACKNOWLEDGES THAT THE INCLUSION OF THIS WAIVER OF PREPAYMENT RIGHTS AND AGREEMENT TO PAY THE PREPAYMENT PREMIUM FOR THE RIGHT TO PREPAY THE LIABILITIES PROVIDED HEREUNDER WAS SEPARATELY NEGOTIATED WITH LENDERS, THAT THE ECONOMIC VALUE OF THE VARIOUS ELEMENTS OF THIS WAIVER AND AGREEMENT WAS DISCUSSED, THAT THE CONSIDERATION GIVEN BY BORROWER FOR THE LOANS AND COMMITMENTS WAS ADJUSTED TO REFLECT THE SPECIFIC WAIVER AND AGREEMENT NEGOTIATED BETWEEN BORROWER AND LENDERS AND CONTAINED HEREIN, AND THAT THIS WAIVER IS INTENDED BY THE PARTIES HERETO TO COMPLY WITH ALL APPLICABLE LAWS IN THE STATE OF ILLINOIS. EXCEPT AS PROVIDED IN SECTION 2.4 HEREOF, BORROWER FURTHER SPECIFICALLY COVENANTS AND AGREES THAT NO LOAN COMMITMENT HEREUNDER MAY BE TERMINATED BY BORROWER WITHOUT PAYMENT IN FULL IN CASH OF ALL LIABILITIES HEREUNDER, IRRESPECTIVE OF WHETHER BORROWER HAS PAID THE APPLICABLE PREPAYMENT PREMIUM, IT BEING THE INTENTION OF BORROWER AND LENDERS THAT

ADMINISTRATIVE AGENT SHALL HAVE NO OBLIGATION TO RELEASE ANY LIENS OR COLLATERAL SECURING ANY LIABILITIES HEREUNDER UNTIL SUCH TIME AS ALL LIABILITIES HEREUNDER SHALL HAVE BEEN PAID IN FULL.

     12.27 JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS. BORROWER, ADMINISTRATIVE AGENT AND LENDERS AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

[Signature Page Follows]

     IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed by each of the undersigned as of the day and year first above written.

BORROWER: EXAMWORKS, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Its: Senior Vice President and Chief Financial Officer

CROSSLAND MEDICAL REVIEW SERVICES, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

SOUTHWEST MEDICAL EXAMINATION SERVICES, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

THE RICWEL CORPORATION

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

CFO MEDICAL SERVICES, LLC By: ExamWorks, Inc., its sole member and manager

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

DIAGNOSTIC IMAGING INSTITUTE, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

Signature Page to Loan and Security Agreement

RICWEL OF WEST VIRGINIA, LLC By: ExamWorks, Inc., its sole member and manager

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

PACIFIC BILLING SERVICES, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

SET-ASIDE SOLUTIONS, LLC By: ExamWorks, Inc., its sole member

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

MARQUIS MEDICAL ADMINISTRATORS, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

IME SOFTWARE SOLUTIONS, LLC By: ExamWorks, Inc., its sole member

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

FLORIDA MEDICAL SPECIALISTS, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro Its: Senior Vice President and Chief Financial Officer

Signature Page to Loan and Security Agreement

FIFTH THIRD BANK, as Administrative Agent, Issuing Lender and Lender

By:	/s/ Philip Renwick
Name: Philip Renwick Its: Vice President

BANK OF AMERICA, N.A., as Issuing Lender and Lender

By:	/s/ Shawn Janko
Name:	Shawn Janko
Its:	Senior Vice President

Signature Page to Loan and Security Agreement